Iron Bridge Mortgage Fund, LLC
9755 SW Barnes Road, Suite 420
Portland, Oregon 97225

# THIRD QUARTER 2018 FINANCIAL RESULTS

## MANAGEMENT COMMENTARY:

During the third quarter, the Company continued to experience stable loan demand across all markets, reflecting stable industry demand for rehab loans, increased borrower marketing, and the Company's decision to lower its loan pricing in order to gain and retain higher quality borrowers. The reported slowdown in residential real estate sales and softening of residential real estate prices has not led to a decrease in loan demand or an increase in non-performing loans. The Company began tightening its underwriting guidelines over one year ago and will continue to adjust underwriting guidelines accordingly. The Company saw a very modest decline in net interest margin and net interest rate spread primarily reflecting a decline in the Company's blended yield on interest-earning assets as older, higher-yielding loans were replaced by newer loans made at lower interest rates. The decline in Industry loan pricing that we have witnessed over the past 6 years seems to have bottomed, but we have not seen an increase in loan pricing despite the general increase in interest rates. The Company raised approximately $7.6 million of 6% Senior Notes through October 2018, which is providing the Company with lower cost capital. However, the benefits of this lower cost capital have been offset by a corresponding increase in the line of credit interest expense, as a result of three 25 basis-point rate increases by the Federal Reserve during 2018. The yield drag from REOs is improving and should continue to improve through 2019. The rehab and lease up of five REO rental properties are almost complete, and as a result the Company is paying interest expense on the total capital expenditure but only collecting rents on 20 of the 76 units. We expect that most of these units will be rented during 2019, which should be additive earnings. Measures of investment security (portfolio loan-to-value, asset coverage ratios and interest coverage ratios) all remained healthy, showing no material change when compared to prior periods.

## LOAN-TO-VALUE, ASSET COVERAGE & INTEREST COVERAGE

- **Portfolio "After Repair" LTV:** Active loans 65%, paid off loans (actual) 65% vs paid off loans (estimate) 65%
- **Cumulative "As-Is" LTV:** Bank Borrowings 26%, Senior Notes 31%, Junior Notes 55%, Equity 73%
- **Cumulative "As-Is" Asset Coverage:** Bank Borrowings 3.9, Senior Notes 3.2x, Junior Notes 1.8x, Equity 1.4x
- **Cumulative Interest Coverage:** Bank Borrowings 6.6x, Senior Notes 5.6x, Junior Notes 2.7x

## INCOME STATEMENT HIGHLIGHTS

- **Net Income:** $723,824, up 0.1% quarter/quarter, down 7.8% year/year
- **Net Interest Margin:** 8.878%, down 65 basis points quarter/quarter, down 74 basis points year/year
- **Net Interest Rate Spread:** 7.602%, down 38 basis points quarter/quarter, down 18 basis points year/year
- **Interest Income:** $2,681,712, up 9.1% quarter/quarter, down 2.3% year/year
- **Interest Expense:** $1,058,893, up 17.4% quarter/quarter, up 5.6% year/year
- **Net Interest Income:** $1,622,819, up 4.3% quarter/quarter, down 6.9% year/year

## BALANCE SHEET HIGHLIGHTS

- **Total Assets:** $84.9 million, up 10.9% quarter/quarter, up 8.7% year/year
- **Net Loans:** $74.8 million, up 12.0% quarter/quarter, up 3.8% year/year
- **Equity:** $20.6 million (24.3% of total assets), up 2.6% quarter/quarter, down 0.7% year/year
- **Junior Notes:** $27.5 million (32.3% of total assets), down 1.1% quarter/quarter, down 18.5% year/year
- **Senior Notes:** $6.4 million (7.5% of total assets), up 57.6% quarter/quarter, offering initiated March 1, 2018
- **Bank Borrowings:** $29.6 million (34.8% of total assets), up 24.5% quarter/quarter, up 29.4% year/year

## LOANS & ASSET QUALITY

- **Allowance for Loan Losses:** $926,542 (1.2% of UPB). $35,000 in provisions added. $8,729 loans charged off.
- **Delinquent Loans:** No new loans became delinquent. 1 delinquent loan paid off. Total delinquent loans $2.9 million or 3.8% of UPB, comprised of 2 non-performing (0.4% of UPB), 6 non-accruing (3.4% of UPB).
- **REO Assets:** No new REO assets acquired. 1 REO asset sold. Total REO assets $8.9 million (8 properties), with $6.9 million (6 properties) held for use, and $2.0 million (2 properties) held for sale.

## Portfolio Loan-to-Value and Interest Coverage

***Portfolio Loan-to-Value based on "After-Repair" Value.*** The Company is an asset-based lender and its underwriting guidelines are heavily weighted toward real estate valuation, liquidity and loan-to-value coverage. In determining real estate collateral value, the Company inspects the properties and evaluates comparable property values in the area through the use of Multiple Listing Service (MLS) data. Based on this information, the Company prepares an estimate of the "after-repair" value for each property. The Company's "after-repair" value estimates assume that all planned capital improvements to the real estate collateral have been completed and that the Company has disbursed all construction loan proceeds and represents the Company's estimate of the market value of the collateral after completion of the project based on information about comparable properties available at that time. In more complex transactions or for properties with limited comparable data, the Company may seek a formal valuation report such as an appraisal or broker price opinion. However, appraisals are recognized in the mortgage banking industry to represent estimates of value but should not be relied upon as the only measure of true worth or realizable value. Collateral value is determined solely in the judgment of the Company.

The Company believes that performing in-house real estate valuations provides it with a competitive advantage. By performing hundreds of in-house valuations per year in multiple geographies, the Company is able to continually refine its appraisal process and analyze real estate market trends within different geographies. This internal valuation analysis enables the Company to make faster and more informed lending decisions, which we believe help mitigate risk while providing Portfolio Borrowers with a higher quality of service. The Company reports to investors on a quarterly basis the results of its valuation methodology testing. These tests compare the actual loan to sale-price for those loans that paid off during a given quarter against the Company's estimated valuation for those same properties at the time the loans were made. This monthly analysis helps the Company to analyze and improve its in-house valuation methodology on an ongoing basis.

The following table sets forth the average loan-to-value for Portfolio Loans at the dates indicated, based on "after-repair" value:

**Loan-to-Value Based on "After-Repair" Value**

| | As of or for the Three Months Ended September 30, | | As of or for the Year Ended December 31, | |
|---|---|---|---|---|
| | 2018 | 2017 | 2017 | 2016 |
| **Loan to value - active loans, end of period** | | | | |
| Unpaid principal balance | $ 76,279,694 | $ 73,343,604 | $ 68,410,996 | $ 66,754,985 |
| Unfunded loan balance (1) | 9,497,776 | 8,828,847 | 7,647,593 | 9,240,006 |
| Estimated "after-repair" value (2) | 131,550,000 | 120,431,500 | 112,062,500 | 112,109,500 |
| Estimated "after-repair" loan-to-value (3) | 65% | 68% | 68% | 68% |
| **Loan to value - properties sold retail, during period** | | | | |
| Principal balance | $ 16,153,215 | $ 16,309,947 | $ 68,297,135 | $ 61,997,040 |
| Actual sale price | 24,890,858 | 28,248,386 | 114,128,955 | 104,026,658 |
| Actual loan-to-sale price (4) | 65% | 58% | 60% | 60% |
| Original "after-repair" loan-to-value estimate | 65% | 63% | 66% | 64% |
| Number of loans | 56 | 64 | 263 | 278 |
| **Loans refinanced or properties sold wholesale, during period** | | | | |
| Unpaid principal balance | $ 2,333,506 | $ 1,702,560 | $ 18,596,987 | $ 16,406,450 |
| Number of loans | 11 | 10 | 75 | 64 |

(1) Unfunded loan balance is comprised of construction funds that have been approved but not yet disbursed.
(2) Estimated "after repair" value assumes all loans are fully funded and improvements to real estate have been completed. Real estate values are based on the Company's "after-repair" value estimates.
(3) Estimated "after-repair" loan-to-value is calculated by dividing the sum of the unpaid principal balance and the unfunded loan balance by the estimated "after-repair" value. The principal balance of each loan was used to calculate the weighted average.
(4) Actual loan-to-sale price is calculated by dividing the fully funded loan amount by the actual sale price of the real estate collateral. The principal balance of each loan was used to calculate the weighted average. Loans that were refinanced or secured by real estate collateral that was sold wholesale (prior to planned improvements being completed) to other investors were excluded from the calculation.

The Company does not charge interest to borrowers on loan proceeds held back for improvements until the funds are disbursed. Upon disbursement, the incremental loan proceeds are added to the existing unpaid principal balance of the loan. This practice requires the Company to categorize these loan proceeds as an unfunded loan balance. The Company's unfunded loan balance as of September 30, 2018 was $9.5 million compared to $7.6 million and $8.8 million for the quarters ended December 31, 2017 and June 30, 2017, respectively. For purposes of calculating the estimated "after-repair" loan-to-value on the active Portfolio Loans, the Company assumes loan commitments are fully funded and associated improvements to the real estate collateral have been completed.

As of September 30, 2018, the estimated weighted average "after-repair" loan-to-value for active Portfolio Loans was 65%. By comparison, the weighted average loan-to-sales price of paid off Portfolio Loans during the three months ended September 30, 2018 was 65%, compared to our estimated weighted average "after-repair" loan-to-value of 65% for those same properties that sold during the quarter. This suggests that the Manager's valuation methodology for estimating "after-repair" value for new Portfolio Loans remained accurate, on average, during the third quarter of 2018.

This compares to September 30, 2017 when the estimated weighted average "after-repair" loan-to-value for active Portfolio Loans was 68%. By comparison, the weighted average loan-to-sales price of paid off Portfolio Loans during the three months ended September 30, 2017 was 58%, compared to our estimated weighted average "after-repair" loan-to-value of 63% for those same properties that sold during the quarter. This suggests that the Manager's valuation methodology for estimating "after-repair" value for new Portfolio Loans remained accurate, on average, during the third quarter of 2017.

This compares to December 31, 2017 when the estimated weighted average "after-repair" loan-to-value for active Portfolio Loans was 68%. By comparison, during the 12 months ended December 31, 2017 the weighted average loan-to-sales price of paid off Portfolio Loans was 60%, compared to our estimated weighted average "after-repair" loan-to-value of 66% for those same properties that sold during the year. This suggests that the Manager's valuation methodology for estimating "after-repair" value for new Portfolio Loans remained accurate, on average, during the 12 months end December 31, 2017.

This compares to December 31, 2016 when the estimated weighted average "after-repair" loan-to-value for active Portfolio Loans was 68%. By comparison, during the 12 months ended December 31, 2016 the weighted average loan-to-sales price of paid off Portfolio Loans was 60%, compared to our estimated weighted average "after-repair" loan-to-value of 64% for those same properties that sold during the year. This suggests that the Manager's valuation methodology for estimating "after-repair" value for new Portfolio Loans remained accurate, on average, during the 12 months ended December 31, 2016.

**"As-Is" Loan-to-Value and Asset Coverage Based on Percentage Completion.** In order to provide an estimate of the "as-is" real estate collateral value at end of period, and to account for projects that are in process of construction or redevelopment, the Company uses a straight-line percentage completion method to estimate the "as-is" real estate value. Specifically, the Company estimates the percentage completion of all real estate projects based on the percentage of construction funds disbursed as of a particular date and then multiplies this percentage completion by the total estimated value add (estimated "after-repair" value of real estate minus purchase price) to determine the current value added through capital improvements. The current value added through capital improvements is then added to the original purchase price to calculate the "as-is" value of the real estate collateral as of a particular date. This estimated "as-is" value is then used to analyze the cumulative loan-to-value and real estate asset coverage of each investment program. It is important to note that the "as-is" loan-to-value and asset coverage ratios improve as the percentage completion increases. As a result, the following "as-is" loan-to-value and asset coverage analysis (based on percentage completion) will be lower than the "after-repair" values and "after-repair" loan-to-values provided above, which assume 100% project completion and associated value added.

The following table provides the cumulative "as-is" loan-to-value and cumulative "as-is" asset coverage ratios for all four tiers of the Company's capital structure at the dates indicated, based on the estimated "as-is" valuation of real estate collateral.

| Loan-to-Value and Asset Coverage based on "As-Is" Value | As of the Three Months Ended September 30, | | As of the Year Ended December 31, | |
|---|---|---|---|---|
| | 2018 | 2017 | 2017 | 2016 |
| **Estimated value added through construction improvements** | | | | |
| Estimated "after-repair" value | $ 131,550,000 | $ 120,431,500 | $ 112,062,500 | $ 112,109,500 |
| Real estate purchase price | 76,218,573 | 64,537,331 | 60,578,984 | 56,984,773 |
| Total estimated value add | $ 55,331,427 | $ 55,894,169 | $ 51,483,516 | $ 55,124,727 |
| **Estimated percentage completion of capital improvements** | | | | |
| Construction loan commitments | $ 20,771,363 | $ 24,592,350 | $ 21,983,628 | $ 26,801,914 |
| Undisbursed construction loan balance | 9,497,776 | 8,828,847 | 7,647,593 | 9,240,006 |
| Disbursed construction loan funds | 11,273,587 | 15,763,503 | 14,336,035 | 17,561,908 |
| Percentage completion | 54% | 64% | 65% | 66% |
| Real estate value added based on percentage completion | $ 30,030,945 | $ 35,827,723 | $ 33,573,597.92 | $ 36,120,382 |
| Real estate purchase price | 76,218,573 | 64,537,331 | 60,578,984 | 56,984,773 |
| Estimated "as-is" real estate value of loan portfolio | 106,249,518 | 100,365,054 | 94,152,582 | 93,105,155 |
| Book value of real estate owned (REO) | 8,853,754 | 3,827,675 | 4,795,566 | 2,925,184 |
| **Estimated "as-is" real estate collateral value** | **$115,103,272** | **$104,192,729** | $ 98,948,148 | $ 96,030,339 |
| **Capital structure and investment programs** | | | | |
| Bank Borrowings | $ 29,655,723 | $ 22,886,287 | $ 19,020,350 | $ 13,412,871 |
| Senior Notes | 6,397,726 | - | - | - |
| Senior Notes, cumulative | 36,053,449 | - | - | - |
| Junior Notes | 27,473,529 | 33,695,207 | 33,805,946 | 36,398,463 |
| Junior Notes, cumulative | 63,526,978 | 56,581,494 | 52,826,296 | 49,811,334 |
| Equity | 20,649,174 | 20,791,213 | 20,205,127 | 19,006,249 |
| Equity, cumulative | $ 84,176,152 | $ 77,372,707 | $ 73,031,423 | $ 68,817,583 |
| **Capital structure loan-to-value based on "as-is" valuation** | | | | |
| Bank Borrowings | 26% | 22% | 19% | 14% |
| Senior Notes, cumulative | 31% | - | - | - |
| Junior Notes, cumulative | 55% | 54% | 53% | 52% |
| Equity, cumulative | 73% | 74% | 74% | 72% |
| **Capital structure asset coverage based on "as-is" valuation** | | | | |
| Bank Borrowings | 3.9 x | 4.6 x | 5.2 x | 7.2 x |
| Senior Notes, cumulative | 3.2 x | - | - | - |
| Junior Notes, cumulative | 1.8 x | 1.8 x | 1.9 x | 1.9 x |
| Equity, cumulative | 1.4 x | 1.3 x | 1.4 x | 1.4 x |

As of September 30, 2018, the estimated "after-repair" value of the real estate collateral securing the loan portfolio was $131.6 million, and the real estate purchase price was $76.2 million, resulting in an estimated $55.3 million in total value add to the real estate projects. Total construction loan commitments were $20.8 million and construction funds disbursed were $11.3 million, resulting in an estimated percentage completion of 54%. Multiplying the estimated total value add of $55.3 million by the estimated project completion of 54% equaled an estimated $30.0 million of incremental real estate value added based on percentage completion. Adding $30.0 million of incremental real estate value added to the real estate purchase price of $76.2 million provides an estimated "as-is" loan portfolio real estate collateral value of $106.2 million. When combined with an estimated $8.9 million of real estate owned assets, the total estimated "as-is" real estate collateral value securing the Company's investment programs was $115.1 million as of September 30, 2018.

Cumulative loan-to-value is the value of the debt or equity investment plus any senior debt divided by the estimated "as-is" real estate value ($115.1 million as of September 30, 2018). As of September 30, 2018, the loan-to-value of Bank Borrowings equaled 26% or $29.7 million in Bank Borrowings divided by the estimated "as-is" real estate collateral value of $115.1 million; Cumulative loan-to-value of Senior Notes equaled 31% or $36.1 million (the sum of $6.4 million in Senior Notes, plus $29.7 million in Bank Borrowings) divided by the estimated "as-is" real estate collateral value of $115.1 million, and; Cumulative loan-to-value of Junior Notes equaled 55% or $63.5 million (the sum of $27.4 million in Junior Notes, plus $6.4 million in Senior Notes, plus $29.7 million in Bank Borrowings) divided by the estimated "as-is" real estate collateral value of $115.1 million, and; Cumulative loan-to-value of equity equaled 73% or $84.2 million (the sum of $20.7 million in equity, plus $27.4 million in Junior Notes, plus $6.4 million in Senior Notes, plus $29.7 million in Bank Borrowings) divided by the estimated "as-is" real estate collateral value of $115.1 million.

Cumulative Asset Coverage is the estimated "as-is" real estate value ($115.1 million as of September 30, 2018) divided by the debt or equity and any senior debt. As of September 30, 2018, Bank Borrowings equaled 3.9 times or $115.1 million in estimated "as-is" real estate collateral value divided by $29.7 million in Bank Borrowings; Senior Notes equaled 3.2 times or $115.1 million in estimated "as-is" real estate collateral value divided by $36.1 million (the sum of $6.4 million in Senior Notes, plus $29.7 million in Bank Borrowings); Junior Notes equaled 1.8 times or $115.1 million in estimated "as-is" real estate collateral value divided by $63.5 million (the sum of $27.4 million in Junior Notes, plus $6.4 million in Senior Notes, plus $29.7 million in Bank Borrowings), and; Equity equaled 1.4 times or $115.1 million in estimated "as-is" real estate collateral value divided by $84.2 million (the sum of $20.7 million in equity, plus $27.4 million in Junior Notes, plus $6.4 million in Senior Notes, plus $29.7 million in Bank Borrowings).

By comparison, as of September 30, 2017, the estimated "after-repair" value of the real estate collateral securing the loan portfolio was $120.4 million, and the real estate purchase price was $64.5 million, resulting in an estimated $55.9 million in total value add to the real estate projects. Total construction loan commitments were $24.6 million and construction funds disbursed were $15.8 million, resulting in an estimated percentage completion of 64%. Multiplying the estimated total value add of $55.9 million by the estimated project completion of 64% equaled an estimated $35.8 million of incremental real estate value added based on percentage completion. Adding $35.8 million of incremental real estate value added to the real estate purchase price of $64.5 million provided an estimated "as-is" loan portfolio real estate collateral value of $100.3 million. When combined with an estimated $3.8 million of real estate owned assets, the total estimated "as-is" real estate collateral value securing the Company's investment programs was $104.2 million as of September 30, 2017.

Cumulative loan-to-value is the value of the debt or equity investment plus any senior debt divided by the estimated "as-is" real estate value ($104.2 million as of September 30, 2017). As of September 30, 2017, the loan-to-value of Bank Borrowings equaled 22% or $22.9 million in Bank Borrowings divided by the estimated "as-is" real estate collateral value of $104.2 million; Cumulative loan-to-value of Junior Notes equaled 54% or $56.6 million (the sum of $33.7 million in Junior Notes, plus $22.9 million in Bank Borrowings) divided by the estimated "as-is" real estate collateral value of $104.2 million, and; Cumulative loan-to-value of equity equaled 74% or $77.4 million (the sum of $20.8 million in equity, plus $33.7 million in Junior Notes, plus $22.9 million in Bank Borrowings) divided by the estimated "as-is" real estate collateral value of $104.2 million.

Cumulative Asset Coverage is the estimated "as-is" real estate value ($104.2 million as of September 30, 2017) divided by the debt or equity and any senior debt. As of September 30, 2017, Bank Borrowings equaled 4.6 times or $104.2 million in estimated "as-is" real estate collateral value divided by $22.9 million in Bank Borrowings; Junior Notes equaled 1.8 times or $104.2 million in estimated "as-is" real estate collateral value divided by $56.6 million (the sum of $33.7 million in Junior Notes, plus $22.9 million in Bank Borrowings), and; Equity equaled 1.3 times or $104.2 million

in estimated "as-is" real estate collateral value divided by $77.4 million (the sum of $20.8 million in equity, plus $33.7 million in Junior Notes, plus $22.9 million in Bank Borrowings).

As of December 31, 2017, the estimated "after-repair" value of the real estate collateral securing the loan portfolio was $112.1 million, and the real estate purchase price was $60.6 million, resulting in an estimated $51.5 million in total value add to the real estate projects. Total construction loan commitments were $22.0 million and construction funds disbursed were $14.3 million, resulting in an estimated percentage completion of 65%. Multiplying the estimated total value add of $51.5 million by the estimated project completion of 65% equaled an estimated $33.6 million of incremental real estate value added based on percentage completion. Adding $33.6 million of incremental real estate value added to the real estate purchase price of $60.6 million provides an estimated "as-is" loan portfolio real estate collateral value of $94.1 million. When combined with an estimated $4.8 million of real estate owned assets, the total estimated "as-is" real estate collateral value securing the Company's investment programs was $98.9 million as of December 31, 2017.

Cumulative loan-to-value is the value of the debt or equity investment plus any senior debt divided by the estimated "as-is" real estate value ($98.9 million as of December 31, 2017). As of December 31, 2017, the loan-to-value of Bank Borrowings equaled 19% or $19.0 million in Bank Borrowings divided by the estimated "as-is" real estate collateral value of $98.9 million; Cumulative loan-to-value of Junior Notes equaled 53% or $52.8 million (the sum of $33.8 million in Junior Notes plus $19.0 million in Bank Borrowings) divided by the estimated "as-is" real estate collateral value of $98.9 million, and; Cumulative loan-to-value of equity equaled 74% or $73.0 million (the sum of $20.2 million in equity plus $33.8 million in Junior Notes plus $19.0 million in Bank Borrowings) divided by the estimated "as-is" real estate collateral value of $98.9 million.

Cumulative Asset Coverage is the estimated "as-is" real estate value ($98.9 million as of December 31, 2017) divided by the debt or equity and any senior debt. As of December 31, 2017, Bank Borrowings equaled 5.2 times or $98.9 million in estimated "as-is" real estate collateral value divided by $19.0 million in Bank Borrowings; Junior Notes equaled 1.9 times or $98.9 million in estimated "as-is" real estate collateral value divided by $52.8 million (the sum of $33.8 million in Junior Notes plus $19.0 million in Bank Borrowings), and; Equity equaled 1.4 times or $98.9 million in estimated "as-is" real estate collateral value divided by $73.0 million (the sum of $20.2 million in equity plus $33.8 million in Junior Notes plus $19.0 million in Bank Borrowings).

By comparison, as of December 31, 2016, the estimated "after-repair" value of the real estate collateral securing the loan portfolio was $112.1 million, and the real estate purchase price was $57.0 million, resulting in an estimated $55.1 million in total value add to the real estate projects. Total construction loan commitments were $26.8 million and construction funds disbursed were $17.6 million, resulting in an estimated percentage completion of 66%. Multiplying the estimated total value add of $55.1 million by the estimated project completion of 66% equaled an estimated $36.1 million of incremental real estate value added based on percentage completion. Adding $36.1 million of incremental real estate value added to the real estate purchase price of $57.0 million provides an estimated "as-is" loan portfolio real estate collateral value of $93.1 million. When combined with an estimated $2.9 million of real estate owned assets, the total estimated "as-is" real estate collateral value securing the Company's investment programs was $96.0 million as of December 31, 2016.

Cumulative loan-to-value is the value of the debt or equity investment plus any senior debt divided by the estimated "as-is" real estate value ($96.0 million as of December 31, 2016). As of December 31, 2016, the loan-to-value of Bank Borrowings equaled 14% or $13.4 million in Bank Borrowings divided by the estimated "as-is" real estate collateral value of $96.0 million; Cumulative loan-to-value of Junior Notes equaled 52% or $49.8 million (the sum of $36.4 million in Junior Notes plus $13.4 million in Bank Borrowings) divided by the estimated "as-is" real estate collateral value of $96.0 million, and; Cumulative loan-to-value of equity equaled 72% or $68.8 million (the sum of $19.0 million in equity plus $36.4 million in Junior Notes plus $13.4 million in Bank Borrowings) divided by the estimated "as-is" real estate collateral value of $96.0 million.

Cumulative Asset Coverage is the estimated "as-is" real estate value ($96.0 million as of December 31, 2016) divided by the debt or equity and any senior debt. As of December 31, 2016, Bank Borrowings equaled 7.2 times or $96.0 million in estimated "as-is" real estate collateral value divided by $13.4 million in Bank Borrowings; Junior Notes equaled 1.9 times or $96.0 million in estimated "as-is" real estate collateral value divided by $49.8 million (the sum of $36.4 million in Junior Notes plus $13.4 million in Bank Borrowings), and; Equity equaled 1.4 times or $96.0 million in estimated "as-is" real estate collateral value divided by $68.8 million (the sum of $19.0 million in equity plus $36.4 million in Junior Notes plus $13.4 million in Bank Borrowings).

**Interest Coverage.** The interest coverage ratios are the ratios of total income to interest expenses. The following table provides information as to the Company's interest coverage ratios considering the Company's three components of debt for the periods shown.

| Interest Coverage Ratios | | | | |
|---|---|---|---|---|
| | For the Three Months Ended September 30, | | For the Year Ended December 31, | |
| | 2018 | 2017 | 2017 | 2016 |
| Interest income | $ 2,681,712 | $ 2,745,607 | $ 10,838,524 | $ 11,839,445 |
| Non-interest income | 177,190 | 326,470 | 770,173 | 379,053 |
| Total income | 2,858,902 | 3,072,077 | 11,608,697 | 12,218,498 |
| Interest expense – Bank Borrowings (1) | 432,232 | 300,165 | 1,075,991 | 818,701 |
| Interest expense – Senior Notes (2) | 75,897 | - | - | - |
| Interest expense – Junior Notes (3) | 550,764 | 702,922 | 3,095,246 | 3,368,804 |
| Total interest expense | $ 1,058,893 | $ 1,003,087 | $ 4,171,237 | $ 4,187,504 |
| **Interest coverage ratios** | | | | |
| Interest coverage - Bank Borrowings (1) | 6.6 x | 10.2 x | 10.8 x | 14.9 x |
| Cumulative interest coverage - Senior Notes (2) | 5.6 x | – | – | - |
| Cumulative interest coverage - Junior Notes (3) | 2.7 x | 3.1 x | 2.8 x | 2.9 x |
| Average portfolio leverage, during period | 74.3% | 72.3% | 73.1% | 72.3% |

(1) Bank Borrowings have a first priority security interest in all of the Company's assets, including Portfolio Loans. Interest coverage equals total income divided by the interest expense related to Bank Borrowings.

(2) Senior Notes have a second priority security interest in all of the Company's assets, including its Portfolio Loans. Cumulative interest coverage of Senior Notes equals total income divided by the total interest expense related to Senior Notes and Bank Borrowings combined.

(3) Junior Notes have a third priority security interest in all of the Company's assets, including Portfolio Loans. Cumulative interest coverage of Junior Notes equals total income divided by the total interest expense related to Junior Notes, Senior Notes and Bank Borrowings combined.

During the three months ended September 30, 2018, the Company generated $2,858,902 in total income available to pay interest expense. With average portfolio leverage of 74.3%, the Company paid interest expense of $432,232 related to Bank Borrowings, $75,897 related to Senior Notes, and $550,764 related to Junior Notes. Total income was 6.6 times the amount necessary to pay interest expense related to Bank Borrowings, 5.6 times the amount necessary to pay the interest expense related to Bank Borrowings and Senior Notes combined, and 2.7 times the amount necessary to pay the interest expense related to Bank Borrowings, Senior Notes and Junior Notes combined.

By comparison, during the three months ended September 30, 2017 the Company generated $3,072,077 in total income available to pay interest expense. With average portfolio leverage of 72.3%, the Company paid interest expense of $300,165 related to Bank Borrowings and $702,922 related to Junior Notes. Total income was 10.2 times the amount necessary to pay interest expense related to Bank Borrowings and 3.1 times the amount necessary to pay the interest expense related to Bank Borrowings and Junior Notes combined. The Company began issuing Senior Notes on March 1, 2018.

By comparison, during the year ended December 31, 2017 the Company generated $11,608,697 in total income available to pay interest expense. With average portfolio leverage of 73.1%, the Company paid interest expense of $1,075,991 related to Bank Borrowings and $3,095,246 related to Junior Notes. Total income was 10.8 times the amount necessary to pay interest expense related to Bank Borrowings and 2.8 times the amount necessary to pay the interest expense related to Bank Borrowings and Junior Notes combined.

By comparison, during the year ended December 31, 2016 the Company generated $12,218,498 in total income available to pay interest expense. With average portfolio leverage of 72.3%, the Company paid interest expense of $818,701 related to Bank Borrowings and $3,368,804 related to Junior Notes. Total income was 14.9 times the amount necessary to pay interest expense related to Bank Borrowings and 2.9 times the amount necessary to pay the interest expense related to Bank Borrowings and Junior Notes combined.

**Income Statement**

**Net Income.** Net income was $723,824 for the quarter ended September 30, 2018, an increase of $1,058, or 0.1%, from $722,766 in the prior quarter, and a decrease of $60,914, or 7.8%, from $784,738 during the same quarter in the prior year.

The modest year over year decline in net income was primarily attributable to a reduction in other income, related to a decline in non-recurring, non-performing loan fees (late fees and default interest).

**Net Interest Margin and Net Interest Rate Spread.** Net interest margin for the quarter ended September 30, 2018 was 8.878%. This compares to net interest margin of 9.528% and 9.616% for the quarters ended June 30, 2018 and September 30, 2017, respectively. Similarly, the net interest rate spread for the quarter ended September 30, 2018 was 7.602% compared to 7.981% and 7.780% for the quarters ended June 30, 2018 and September 30, 2017, respectively. See table below "Average Balances and Yields" for additional details

The modest quarter-over-quarter and year-over-year decline in net interest margin and net interest rate spread reflects a decline in the Company's blended yield on interest-earning assets as a result of older, higher-yielding loans being replaced by newer loans made at lower interest rates. The decline in industry loan pricing that we have witnessed over the past 6 years (from 20% to 12-14%) seems to have bottomed, but we have not yet seen an increase in industry loan pricing despite the general increase in interest rates. We are looking for opportunities to increase loan pricing, but not at the expense of borrower quality. Iron Bridge made a decision two years ago to lower its loan pricing to gain and retain higher quality borrowers to mitigate risk. We have been successful in this regard and plan to continue with this strategy.

The Company raised approximately $7.6 million of 6% Senior Notes through October 2018, which is providing the Company with lower cost capital. However, the benefits of this lower cost capital have been offset by a corresponding increase in the line of credit interest expense, as a result of three 25 basis-point rate increases by the Federal Reserve during 2018. We anticipate continuing to raise more 6% Senior Notes in the coming months, which should help mitigate further Federal Reserve interest rate increases and provide Iron Bridge with a competitive advantage over the longer term.

The yield drag from REOs is improving and should continue to improve through 2019. The rehab and lease up of our five REO rental properties are almost complete, and as a result Iron Bride is paying interest on the total capital expenditure. However, only 20 of the total 76 units are rented. We expect to have most of these units rented during 2019, which will be additive to earnings. We are making progress, but it has taken longer than we expected. Similarly, during 2019 two non-accruing loans that are requiring more time and expense to resolve than originally anticipated should be sold. See "Delinquent Loans and REO Assets" below for additional details.

**Interest Income.** For the quarter ended September 30, 2018, total interest income was $2,681,712, an increase of $224,061, or 9.1%, from $2,457,651 during the prior quarter, and a decrease of $63,895, or 2.3%, from $2,745,607 during the same period in the prior year.

The quarter-over-quarter increase in interest income was the result of a 12.3% increase in average interest-earning assets to $73.3 million during the quarter ended September 30, 2018, from an average of $65.3 million during the prior quarter. This increase in average interest-earning assets more than offset a 37 basis point decline in yield earned on those same assets.

The year-over-year decrease in interest income was the result of a 48 basis point decline in the average yield earned on interest-earning assets to 14.672% during the quarter ended September 30, 2018, from 15.151% during the same quarter in the prior year. This decrease in the average yield earned more than offset a 1.1% increase in average interest-earning assets to $73.3 million during the quarter ended September 30, 2018, from an average of $72.5 million during the same quarter in the prior year.

The average daily balance of cash during the quarter ended September 30, 2018 was $657,952, compared to $652,846 and $678,156 for the quarters ended June 30, 2018 and September 30, 2017, respectively. Interest income earned on those cash balances during that time was immaterial.

**Interest Expense.** Total interest expense increased $156,726, or 17.4%, to $1,058,893 for the quarter ended September 30, 2018 from $902,167 during the prior quarter, and increased $55,806, or 5.6%, from $1,003,087 during the same quarter in the prior year. The average cost of interest-bearing liabilities was 7.070% during the quarter ended

September 30, 2018, no material change from 7.073% during the prior quarter, and a decrease of 30 basis points from 7.371% during the same quarter in the prior year.

Interest expense on Junior Notes was $550,764 for the quarter ended September 30, 2018, a decrease of 0.1% from $551,415 during the prior quarter, and a decrease of 21.6% from $702,922 during the same quarter in the prior year. The average yields paid on Junior Notes for the quarters ending September 30, 2018, June 30, 2018 and September 30, 2017 were 8.087%, 7.978%, and 8.285%, respectively. As mentioned previously, to reduce expenses related to the Junior Notes, the Company refinanced all maturing Junior Notes from an interest rate of 10% to 8% between April and September 2017.

The Company initiated its new 6% Senior Secured Demand Notes ("Senior Notes") offering on March 1, 2018. Interest expense on Senior Notes was $75,897 for the quarter ended September 30, 2018, an increase of 52.7% from $49,696 during the prior quarter. The average yields paid on Senior Notes for the quarters ending September 30 and June 30, 2018 were 6.066% and 5.984%, respectively.

Interest expense on the Company's line of credit with Western Alliance Bank ("Bank Borrowings") was $432,232 during the quarter ended September 30, 2018, an increase of 43.6% from $301,056 during the prior quarter, and an increase of $132,067, or 44.0%, from $300,165 for the same quarter in the prior year. This year-over-year increase was attributable to both an increase in average Bank Borrowings and average interest rate paid on those Bank Borrowings to $27.7 million and 6.25% during the quarter ended September 30, 2018, from $20.5 million and 5.585% during the same quarter in the prior year.

The year-over-year increase in interest rate paid on Bank Borrowings primarily reflects the increase in the 1-Month LIBOR rate during this period, which is the index used to price the Company's line of credit. The Company renewed its line of credit with Western Alliance Bank from January 1, 2018 through January 1, 2020, lowering the interest rate spread over the 1-Month LIBOR rate by 50 basis points and increasing the size of the line of credit by $15 million. See "Bank Borrowings" below for additional details.

**Net Interest Income.** Net interest income for the quarter ended September 30, 2018 was $1,622,819, an increase of $67,335, or 4.3%, from $1,555,484 in the prior quarter, and a decrease of $119,701, or 6.9%, from $1,742,520 during the same quarter in the prior year.

As discussed above, the year-over-year decrease in net interest income was primarily attributable to a 48 basis point decline in average yield earned on interest-earning assets. The quarter-over-quarter increase in net income was primarily attributable to a 12.3% increase in average interest-earning assets.

**Non-Interest Income.** For the three months ended September 30, 2018, other income was $177,190, an increase of $17,210, or 10.8%, from $159,980 during the prior quarter, and a decrease of $149,280, or 45.7%, from the same period during the prior year. Other income generally includes late payment fees and default interest related to non-performing loans and income related to REO assets. We expect this income to vary between periods driven by the number of non-performing loans and the collectability of default interest and late fees on those loans.

**Non-Interest Expense.** For the three months ended September 30, 2018, non-interest expense was $1,067,456, an increase of $82,698, or 8.4%, from $984,758 during the prior quarter, and a decrease of $3,574, or 0.3%, from $1,071,030 during the same period in the prior year.

**Provision for Loan Losses.** Based on our analysis of loan portfolio performance and portfolio growth, the Company recorded a provision of $35,000 for the quarter ended September 30, 2018, a provision of $10,000 for the quarter ended June 30, 2018, and no provision for the quarter ended September 30, 2017. The allowance for loan losses was $926,542, or 1.2%, of total unpaid principal balance (UPB) at September 30, 2018 compared to $900,272, or 1.3%, of total UPB at June 30, 2018, and as compared to $890,272, or 1.2%, of total UPB at September 30, 2017. Total delinquent loans were $2,872,928, or 3.8%, of the total UPB at September 30, 2018 compared to $3,258,071, or 4.8%, and $5,720,823, or 7.8%, of the total UPB at June 30, 2018 and September 30, 2017, respectively. The allowance for loan losses reflects the estimate we believed to be appropriate to cover probable incurred losses inherent in the loan portfolio at September 30, 2018, June 30, 2018 and September 30, 2017. See "Asset Quality" below for a discussion of non-performing loans and REO assets.

**Income Taxes.** Income tax expense for the quarter ended September 30, 2018 was $0, as compared to $7,940 during the prior quarter and $100 during the same quarter in the prior year. The June 2018 tax expense was related to

municipal franchise taxes. Under the laws pertaining to income taxation of limited liability companies, the Company as an entity pays no federal income tax.

## Balance Sheet, Liquidity and Capital Resources

**Total assets.** Total assets increased $8.4 million, or 10.9%, to $84.9 million at September 30, 2018 from $76.6 million at June 30, 2018, driven primarily by a $8.0 million, or 12.0%, increase in net loans and a $376,785, or 4.4%, increase in real estate owned assets. By comparison, total assets as of September 2018 increased $6.8 million, or 8.7%, from $78.1 million at September 30, 2017, driven primarily by a $2.7 million, or 3.8%, increase in net loans and a $5.1 million, or 131.3%, increase in real estate owned assets.

The increase in real estate owned assets primarily reflects capital improvements made by the Company to redevelop two apartment buildings with a total of 63 units that were taken back as REO assets in early 2016. The redevelopment costs associated with the redevelopment initiatives are capitalized and will continue to increase REO assets until the redevelopment is completed during late 2018, early 2019. See "Delinquent Loans and REO Assets" below for additional details.

**Equity.** The Company's equity balance at September 30, 2018 was $20.6 million (24.3% of total assets), an increase of $531,529, or 2.6%, from $20.1 million (26.3% of total assets) at June 30, 2018, and a decrease of $142,039, or 0.7%, from $20.8 million (26.6% of total assets) at September 30, 2017.

**Bank Borrowings.** As of September 30, 2018, June 30, 2018 and September 30, 2017, the net unpaid line of credit balance was $29.6 million (34.8% of total assets), $23.7 million (31.0% of total assets), and $22.8 million (29.2% of total assets), respectively.

For the quarters ending September 30, 2018, June 30, 2018 and September 30, 2017, average line of credit utilization during these periods was $27.7 million (69.3% utilization), $20.0 million (50.0% utilization) and $20.5 million (82.0% utilization), respectively. The Company targets a line of credit utilization rate of 50-80%, which allows the Company to meet unanticipated loan requests from borrowers or unanticipated withdrawal requests from investors. Similarly, if the Company's Portfolio Loans pay off faster than anticipated or if new loan originations do not match the rate of loan payoffs, the line of credit can be paid down while keeping investor capital fully utilized.

The Company renewed its line of credit with Western Alliance Bank from January 1, 2018 through January 1, 2020. The renewed line of credit includes a 50 basis point reduction in the interest rate from 1-Month LIBOR plus 4.5% to 1-Month LIBOR plus 4.0%, and an increase in the borrowing limit from $25 to $40 million. It is important to point out that the $40 million limit was based on the Company's expected portfolio loan growth over the next two years, and the $40 million borrowing limit is predicated on the Company pledging sufficient loans as collateral to obtain the full $40 million in availability. As of September 30, 2018, the Company's pledged loans allowed up to $38.7 million in line of credit availability.

**Junior Notes.** As of September 30, 2018, Junior Notes were $27.5 million (32.3% of total assets). This compares to $27.8 million (36.3% of total assets) as of June 30, 2018 and $33.7 million (43.1% of total assets) as of September 30, 2017.

**Senior Notes.** The Securities and Exchange Commission qualified the Senior Secured Demand Notes offering effective February 23, 2018, and the Company began issuing Senior Notes on March 1, 2018. As of September 30, 2018, Senior Notes were $6.4 million (7.5% of total assets) compared to $4.1 million (5.3% of total assets) as of June 30, 2018.

**Portfolio Roll Forward Analysis.** The Company makes short term loans with maturities of 12 months or less. These Portfolio Loan payoffs provide a primary source of cash flow to the Company. To help analyze the velocity of this cash flow the Company performs a monthly loan portfolio roll forward analysis. This analysis evaluates the number of active loans and the principal balance of those loans at the beginning of each month, and the dollar volume of principal advances made, and principal payments received by the Company during each month. With this information, the Company can analyze historical monthly cash flows related to loan portfolio funding and payoffs and calculate the number of days required for the loan portfolio to turn over or to pay off in full, assuming the Company stopped making new loans and the historical principal payment velocity remained constant.

The following table sets forth the portfolio roll forward analysis.

| Month | Number of Loans | Principal Beginning Balance | Principal Advances | Principal Payments | Principal Ending Balance | Days to Turnover (1) |
|---|---|---|---|---|---|---|
| Jan-16 | 270 | 59,891,317 | 4,877,842 | (2,427,743) | 62,341,416 | 740 |
| Feb-16 | 283 | 62,341,416 | 7,972,463 | (5,390,355) | 64,923,524 | 347 |
| Mar-16 | 302 | 64,923,524 | 9,262,654 | (6,104,046) | 68,082,132 | 319 |
| Apr-16 | 294 | 68,082,132 | 8,712,315 | (6,799,669) | 69,994,778 | 300 |
| May-16 | 276 | 69,994,778 | 7,067,482 | (8,654,828) | 68,407,432 | 243 |
| Jun-16 | 273 | 68,407,432 | 8,101,849 | (10,926,622) | 65,582,659 | 212 |
| Jul-16 | 274 | 65,582,659 | 6,538,128 | (4,431,510) | 67,689,276 | 444 |
| Aug-16 | 276 | 67,689,276 | 9,100,199 | (5,828,843) | 70,960,632 | 348 |
| Sep-16 | 269 | 70,960,632 | 7,351,413 | (9,044,148) | 69,267,897 | 235 |
| Oct-16 | 274 | 69,267,897 | 8,420,711 | (5,923,012) | 71,765,597 | 351 |
| Nov-16 | 257 | 71,765,597 | 4,228,950 | (6,594,758) | 69,399,788 | 326 |
| Dec-16 | 244 | 69,399,788 | 5,780,820 | (8,425,622) | 66,754,985 | 247 |
| **Total** | | **808,306,446** | **87,414,824** | **(80,551,156)** | **Average # Days** | **301** |
| Jan-17 | 246 | 66,754,985 | 9,640,864 | (9,239,782) | 67,156,067 | 217 |
| Feb-17 | 248 | 67,156,067 | 7,429,508 | (5,425,096) | 69,160,478 | 371 |
| Mar-17 | 254 | 69,160,478 | 9,289,042 | (7,066,300) | 71,383,220 | 294 |
| Apr-17 | 250 | 71,383,220 | 6,445,553 | (9,340,595) | 68,488,178 | 229 |
| May-17 | 247 | 68,488,178 | 7,920,151 | (8,161,569) | 68,246,761 | 252 |
| Jun-17 | 249 | 68,246,761 | 10,619,223 | (8,895,665) | 69,970,319 | 230 |
| Jul-17 | 258 | 69,970,319 | 7,128,195 | (4,128,404) | 72,970,110 | 508 |
| Aug-17 | 247 | 72,970,110 | 6,523,035 | (8,285,157) | 71,207,988 | 264 |
| Sep-17 | 247 | 71,207,988 | 7,352,497 | (5,216,881) | 73,343,604 | 409 |
| Oct-17 | 238 | 73,343,604 | 6,295,076 | (9,319,403) | 70,319,277 | 236 |
| Nov-17 | 228 | 70,319,277 | 4,755,973 | (7,290,421) | 67,784,829 | 289 |
| Dec-17 | 232 | 67,784,829 | 8,496,164 | (7,869,997) | 68,410,996 | 258 |
| **Total** | | **836,785,817** | **91,895,281** | **(90,239,270)** | **Average # Days** | **278** |
| Jan-18 | 235 | 68,410,996 | 8,992,596 | (8,330,393) | 69,073,199 | 246 |
| Feb-18 | 218 | 69,073,199 | 4,826,963 | (10,671,798) | 63,228,364 | 194 |
| Mar-18 | 215 | 63,228,364 | 9,286,505 | (9,542,233) | 62,972,637 | 199 |
| Apr-18 | 222 | 62,972,637 | 8,883,321 | (8,262,626) | 63,593,331 | 229 |
| May-18 | 217 | 63,593,331 | 14,632,653 | (10,005,087) | 68,220,897 | 191 |
| Jun-18 | 219 | 68,220,897 | 12,169,765 | (12,136,508) | 68,254,153 | 169 |
| Jul-18 | 221 | 68,254,153 | 12,073,975 | (6,616,944) | 73,711,184 | 309 |
| Aug-18 | 224 | 73,711,184 | 9,592,011 | (9,383,156) | 73,920,039 | 236 |
| Sep-18 | 222 | 73,920,039 | 6,205,262 | (3,845,607) | 76,279,694 | 577 |
| **Total** | | **611,384,800** | **86,663,049** | **(78,794,351)** | **Average # Days** | **233** |

(1) Days to turnover is calculated by dividing the monthly beginning principal balance by the monthly principal payments received and then multiplying by 30 days.

During the nine months ended September 30, 2018, the principal balance of the Company's loan portfolio ranged from $63.0 million to $76.3 million, and the Company made principal advances of $86.7 million related to new or existing Portfolio Loans and received principal payments of $78.8 million related to loan payoffs. Based on the average monthly principal balance and principal payments received, on average it would take approximately 233 days for the Company's Portfolio Loans to pay off in full, assuming the Company stopped making new loans, and the average volume of principal payments remained constant.

By comparison, during the twelve months ended December 31, 2017, the principal balance of the Company's loan portfolio ranged from $66.8 million to $73.3 million, and the Company made principal advances of $91.9 million related to new or existing Portfolio Loans and received principal payments of $90.2 million related to loan payoffs. Based on the average monthly principal balance and principal payments received, on average it would have taken approximately 278 days for the Company's Portfolio Loans to pay off in full, assuming the Company stopped making new loans, and the average volume of principal payments remained constant.

**Asset Quality**

**Allowances for loan losses.** As of September 30, 2018, the Company's allowance for loan losses balance was $926,542 or 1.2% of the unpaid principal balance (UPB) of Portfolio Loans. During the quarter ended September 30, 2018, the Company recognized a $35,000 provision for loan losses and $8,729 in loan charge-offs.

By comparison, the Company recognized a $10,000 provision for loan losses and no charge-offs during the quarter ended June 30, 2018.

By comparison, the Company recognized no provisions for loan losses and $213,126 in charge-offs during the quarter ended September 30, 2017.

Based on the Company's expectation of stable portfolio performance in the near term, the Company expects to accrue a provision for loan losses at a rate of between 0% and 1.0% annualized. As of September 30, 2018, the total amount of charges-offs recognized by the Company since inception (April 2009) totaled $371,290.

**Delinquent Loans and REO Assets.** The following definitions are used when categorizing the Company's Delinquent, Non-Performing, Non-Accruing, Impaired and Real Estate Owned assets:

- ***Delinquent Loan:*** A loan with a monthly payment that is 30 days or more past due.
- ***Non-Performing Loan:*** A Delinquent Loan that is in the foreclosure process but still accruing interest.
- ***Non-Accruing Loan:*** A Delinquent Loan that is in the foreclosure process but no longer accruing interest. The accrual of interest on a loan is discontinued when, in management's judgment, the future collectability of principal or interest is in doubt. Loans placed on non-accrual status may or may not be contractually past due at the time of such determination.
- ***Impaired Loan:*** A Delinquent Loan in which the estimated net proceeds from the disposition of the collateral (from auction sale or otherwise) is insufficient to cover the total principal, unpaid accrued interest and foreclosure fees due. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or the fair market value of the collateral if the loan is collateral dependent. Impaired loans are currently measured at lower of cost or fair value. Impaired loans are charged to the allowance for loan losses when management believes, after considering economic and business conditions, collection efforts and collateral position that collection of principal is not probable.
- ***Real Estate Owned ("REO"):*** Real estate that becomes an asset of the Company following a foreclosure sale or through a deed in lieu of foreclosure.

The Company's policy is to categorize a loan as both a Delinquent Loan and Non-Performing Loan and to begin the foreclosure process if the Company has not received payment from the borrower within 30 days of the due date. Industry standard is to categorize a loan as Delinquent for the first 90 days and then to categorize the loan as Non-Performing after 90 days. We believe that our more aggressive policy is appropriate given that our loans have shorter maturities relative to traditional loans. This policy enables the Company to get an earlier start on the foreclosure process should the loan continue to remain delinquent (the time to foreclose on a property can range from 75 to 180 days or longer if the borrower files bankruptcy). However, this more conservative policy does tend to generate more Non-Performing Loans that are ultimately cured.

When a loan becomes Non-Performing and the foreclosure process is initiated, accounting rules require the Company to continue to accrue interest monthly on the Non-Performing Loan, if the manager believes in good faith that the net proceeds from the disposition of the collateral, through foreclosure sale or otherwise, will be sufficient to recover the principal, unpaid accrued interest and foreclosure fees due. In contrast, if the manager, at any time, believes that the net proceeds from the disposition of the collateral may not be sufficient to recover the principal, unpaid accrued interest and foreclosure fees due, then accounting rules require the manager to stop accruing interest on the loan. Only this type of loan will be classified as a Non-Accruing Loan. Finally, if for whatever reason, the net proceeds from the disposition of the collateral are estimated to be insufficient to pay the principal, unpaid accrued interest and foreclosure fees due, then the loan will be classified as an Impaired Loan. Accounting rules require that the shortfall related to an Impaired Loan be booked against the Company's allowance for loan losses.

The following table provides information associated with the Company's Delinquent, Non-Performing, Non-Accruing and Impaired assets:

| Paid Off Delinquent Loans (during Q3 2018) | Unpaid Principal Balance | Unpaid Accrued Interest | Additional Fees Collected (1) | Date Paid Off | Loan Status |
|---|---|---|---|---|---|
| Oakland, California (Alameda) | 1,049,300 | 61,792 | 88,620 | 8/1/2018 | Paid Off |
| Total | $ 1,049,300 | $ 61,792 | $ 88,620 | | |

| Delinquent Loans (as of 9/30/2018) | Unpaid Principal Balance | Unpaid Accrued Interest | Estimated Value | Date First Missed Payment | Loan to Value | Accrual Status |
|---|---|---|---|---|---|---|
| Chicago, Illinois (Cook) | 1,277,601 | 0 | 1,560,000 | 7/5/2016 | 82% | Non Accruing |
| Chicago, Illinois (Cook) | 19,599 | 0 | 195,000 | 3/5/2017 | 10% | Non Accruing |
| Chicago, Illinois (Cook) | 461,413 | 12,669 | 620,000 | 12/5/2017 | 76% | Non Accruing |
| Chicago, Illinois (Cook) | 389,428 | 17,462 | 680,000 | 12/5/2017 | 73% | Non Accruing |
| Chicago, Illinois (Cook) | 83,700 | 3,607 | - | 12/5/2017 | - | Non Accruing |
| Chicago, Illinois (Cook) | 347,041 | 18,949 | 499,000 | 6/5/2018 | 73% | Non Accruing |
| Dallas, Texas (Dallas) | 212,046 | 8,611 | 329,000 | 7/5/2018 | 67% | Non Performing |
| Chicago, Illinois (Cook) | 82,100 | 1,095 | 175,000 | 10/5/2018 | 48% | Non Performing |
| Total | $ 2,872,928 | $ 62,393 | $ 4,058,000 | | | |

| Sold Real Estate Owned Assets (during Q3 2018) | Net Proceeds | Cost Basis | Purchase Date | Sale Date | Gain (Loss) on Sale |
|---|---|---|---|---|---|
| Chicago, Illinois (Cook) | 111,991 | 120,720 | 4/25/2018 | 9/24/2018 | (8,729) |
| Total | $ 111,991 | $ 120,720 | | | $ (8,729) |

| Real Estated Owned (as of 9/30/2018) | Cost Basis | Expenses | Source | Acquisition Date | Exit Strategy |
|---|---|---|---|---|---|
| Chicago, Illinois (Cook) | 2,881,434 | 192,013 | Deed in Lieu | 5/13/2016 | Held for Use |
| Chicago, Illinois (Cook) | 3,000,756 | 131,352 | Deed in Lieu | 5/13/2016 | Held for Use |
| Chicago, Illinois (Cook) | 252,417 | 28,384 | Deed in Lieu | 5/24/2016 | Held for Use |
| Chicago, Illinois (Cook) | 189,114 | 18,600 | Deed in Lieu | 5/4/2017 | Held for Use |
| Chicago, Illinois (Cook) | 182,398 | 26,624 | Deed in Lieu | 7/19/2017 | Held for Use |
| Chicago, Illinois (Cook) | 97,219 | 22,380 | Deed in Lieu | 8/8/2017 | Held for Sale |
| Chicago, Illinois (Cook) | 303,224 | 21,038 | Deed in Lieu | 9/7/2017 | Held for Use |
| Oakland, California (Alameda) | 1,947,191 | 4,966 | Foreclosure | 6/1/2018 | Held for Sale |
| Total | $ 8,853,754 | $ 445,357 | | | |

(1) Additional fees collected are net of additional expenses incurred.
(2) New Delinquent Loan.
(3) New Real Estate Owned asset.

During the quarter ended September 30, 2018, no new loans became delinquent and 1 delinquent loan paid off, which contributed an additional $88,620 in loan fee income related to late fees and additional default interest. As of September 30, 2018, the Company had 8 delinquent loans totaling $2.9 million, or 3.8% of total UPB, comprised of 2 non-performing loans (0.4% of UPB) and 6 non-accruing loans (3.4 % of UPB).

During the three months ended September 30 2018, no new REO assets were acquired and 1 REO asset was sold. As of September 30, 2018, the Company had REO inventory of $8.9 million comprised of 8 properties, of which $2.0 million (2 properties or 2.7% of assets) were held for sale, and $6.9 million (6 properties or 8.9% of assets) were held for use. The Company is in the process of redeveloping two apartment buildings with a total of 63 units that were taken back as REO assets in early 2016. The redevelopment costs are capitalized and will continue to increase REO assets until the redevelopment is completed during 2018. As of September 30, 2018, the total REO cost basis for these two redevelopment projects totaled $5.9 million, or 66.4% of REO assets, and the Company anticipates approximately $250,000 in additional redevelopment expenditures to complete both projects. We are currently in the process of leasing rental units in one of the buildings and expect to begin leasing unit in the second building during the fourth quarter of 2018. Similarly, the Company is redeveloping four smaller rental buildings totaling 13 units that should be rented during 2019.

While we are not concerned about the long-term financial impact of these delinquent loans or REO assets on portfolio performance and do not view these loans as indicative of systemic issues, we continue to analyze them as part of our ongoing process to improve our internal policies and procedures. Our analysis as of September 30, 2018 suggests

that the valuation of current REO assets and non-accruing loans will allow the Company to recover its invested capital without impairment charges. In addition, we anticipate the aggregate drag on income from non-yielding REOs and non-accruing loans to dissipate during the remainder of 2018 and 2019.

Assets acquired through or in lieu of foreclosure are initially recorded at the lower of cost or fair value less estimated costs to sell, establishing a new cost basis. After foreclosure, valuations are performed at least annually, and the assets are carried at the lower of cost or fair value less estimated costs to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other non-interest income or expense. Costs related to the development and improvement of REO assets are capitalized.

**Portfolio Loan Characteristics**

**Project Type.** As of September 30, 2018, the percentage of unpaid principal balance categorized by project type consisted of 83% Single Family Residential Rehab (194 loans), 15% Single Family Residential New Construction (26 loans), 2% Multi-Family Residential Rehab (1 loan), 1% Multi-Family Residential New Construction (1 loan), 0% Commercial, 0% Land Entitlements and 0% Wholesale.

By comparison, as of June 30, 2018, the percentage of unpaid principal balance categorized by project type consisted of 83% Single Family Residential Rehab (193 loans), 15% Single Family Residential New Construction (25 loans), 2% Multi-Family Residential Rehab (1 loan), 0% Multi-Family Residential New Construction, 0% Commercial, 0% Land Entitlements and 0% Wholesale.

By comparison, as of September 30, 2017, the percentage of unpaid principal balance categorized by project type consisted of 73% Single Family Residential Rehab (201 loans), 23% Single Family Residential New Construction (33 loans), 3% Multi-Family Residential Rehab (13 loans), 0% Multi-Family Residential New Construction, 0% Commercial, 0% Land Entitlements and 0% Wholesale.

**Geographical Distribution.** As of September 30, 2018, the geographic concentration of active Portfolio Loans of 1% or more of the unpaid principal balance in any state was as follows: California 47%, Colorado 10%, Florida 2%, Illinois 9%, Oregon 18%, South Carolina 1%, Texas 3%, Washington 7%.

By comparison, as of June 30, 2018, the geographic concentration of active Portfolio Loans of 1% or more of the unpaid principal balance in any state was as follows: California 46%, Colorado 7%, Florida 1%, Georgia 1%, Illinois 11%, New Jersey 1%, North Carolina 1%, Oregon 20%, South Carolina 1%, Texas 3%, Virginia 1%, and Washington 6%.

By comparison, as of September 30, 2017, the geographic concentration of active Portfolio Loans of 1% or more of the unpaid principal balance in any state was as follows: California 35%, Colorado 5%, Florida 1%, Illinois 12%, Massachusetts 1%, Oregon 32%, Pennsylvania 1%, South Carolina 1%, Texas 1%, and Washington 9%.

It is important to point out that the Company is not seeking out land entitlement loans. These loans represent phase one of two phase construction projects on either single family or multi–family residential structures.

**Borrowers**. As of September 30, 2018, the portfolio consisted of 222 active loans provided to 147 borrowers. The average number of loans per borrower was 1.5 loans. The largest borrower represented 8% of the UPB while the top 3 borrowers represented 16% of the unpaid principal balance.

This compares to June 30, 2018, the portfolio consisted of 219 active loans provided to 133 borrowers. The average number of loans per borrower was 1.6 loans. The largest borrower represented 7% of the UPB while the top 3 borrowers represented 19% of the unpaid principal balance.

By comparison, as of September 30, 2017 the portfolio consisted of 247 active loans provided to 152 borrowers, and the average number of loans per borrower was 1.6 loans. The largest borrower represented 7% of the UPB, while the top 3 borrowers represented 15% of the unpaid principal balance.

**Portfolio Age.** As of September 30, 2018, the age distribution of the 222 active Portfolio Loans was as follows: 135 loans within 0-6 months (62% of the unpaid principal balance (UPB)), 25 loans within 6-9 months (11% of UPB), 23 loans within 9-12 months (7% of UPB) and 39 loans greater than 12 months (20% of UPB). The number of loans that were greater than 12 months in age included non-performing loans but also reflected an increase in the number of

larger rehab and new construction projects financed, which were expected to take approximately one year to complete.

This compares to June 30, 2018, when the age distribution of the 219 active Portfolio Loans was as follows: 138 loans within 0-6 months (63% of the unpaid principal balance (UPB)), 31 loans within 6-9 months (10% of UPB), 17 loans within 9-12 months (7% of UPB) and 33 loans greater than 12 months (21% of UPB).

By comparison, as of June 30, 2017 the age distribution of the 247 active Portfolio Loans was as follows: 138 loans within 0-6 months (45% of UPB), 31 loans within 6-9 months (17% of UPB), 18 loans within 9-12 months (7% of UPB) and 60 loans greater than 12 months (32% of UPB).

**Portfolio Turnover.** During the quarter ended September 30, 2018, the Company originated 70 new Portfolio Loans and saw 67 Portfolio Loans pay off. In addition, the Company took no deeds in lieu of foreclosure, and foreclosed on no loans during the quarter.

This compares to the quarter ended June 30, 2018, the Company originated 101 new Portfolio Loans and saw 95 Portfolio Loans pay off. In addition, the Company took 1 deed in lieu of foreclosure, and foreclosed on 1 loan which both became REO assets.

By comparison, during the quarter ended September 30, 2017 the Company originated 75 new Portfolio Loans and saw 74 Portfolio Loans pay off, foreclosed on 1 loan and took 2 deeds in lieu of foreclosure.

As of September 30, 2018, the Company had originated 2,299 loans since inception (April 1, 2009) of which 2,077 had paid off and 35 had become REO properties through either the foreclosure or deed in lieu process, resulting in a net 222 active Portfolio Loans.

**Loan Size.** As of September 30, 2018, the average and median loan sizes were $342,128 and $247,125, up $30,465 and up $39,844 from the average and median loan sizes of $311,663 and $207,281 at June 30, 2018, and up $45,191 and up $40,125 from the average and median loan sizes of $296,938 and $207,000 at September 30, 2017, respectively.

**Cautionary Note Regarding Forward Looking Statements**

This report includes forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are generally identifiable by the use of words such as "may," "should," "expects," "plans," "believes," "estimates," "predicts," "potential," and other similar words or expressions. Such statements include information concerning our plans, expectations, possible or assumed future results of operations, trends, financial results and business plans, and involve risks and uncertainties that are difficult to predict and subject to change based on various important factors, many of which are beyond our control. These and other important factors could cause actual results to differ materially from those contained in any forward-looking statement. You should not place undue reliance on our forward-looking information and statements. The forward-looking statements included in this report are made as of the date of this report, and we do not intend, and assume no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. All forward-looking statements contained in this report are expressly qualified by these cautionary statements. Statements other than statements of historical fact are forward-looking statements.

The historical results described in this report with respect to previous mortgage lending are historical only, and were influenced by available opportunities, diverse market conditions and other factors beyond the control of the Company. Any projections made in this report are based on historical examples and the Company's estimates of future conditions. There is no assurance that lending opportunities experienced in the past will occur in the future, that market conditions will be as favorable to the Company as they have been in the past, or that investors will enjoy returns on their investment comparable to those enjoyed by them or by others with respect to their participation in other investments sponsored by the Manager. The actual results experienced by the Company will differ, and such variation is likely to be material.

**About Iron Bridge Mortgage Fund, LLC**

Iron Bridge Mortgage Fund, LLC was formed in 2009 as an Oregon limited liability company for the purpose of making commercial purpose loans by lending funds to real estate investors to finance the ownership, entitlement, development or rehabilitation of residential and commercial real estate throughout the United States. The Company has no employees and is managed by Iron Bridge Management Group, LLC, an Oregon limited liability company, which is owned by Gerard Stascausky and operated by Gerard Stascausky and Sarah Gragg Stascausky. Gerard Stascausky and Sarah Gragg Stascausky combined bring to the Company over 20 years of investment banking experience and have been working in the distressed real estate investment industry since 2004.

The Company's primary business is to provide commercial purpose loans for the acquisition and rehabilitation of distressed residential and commercial real estate as well as to provide opportunistic financing for real estate development and construction. The Company's primary source of funding is private equity, private debt and bank borrowings. The commercial purpose loans extended by the Company are based upon underwriting criteria the Manager has found to be successful in the past.

The Company primarily originates and structures its own loans, with such loans being secured by first lien deeds of trust or mortgages. However, the Company may also take title to properties (either directly or through a wholly owned subsidiary) to facilitate prompt acquisitions from trustees at auction, pre-foreclosure acquisitions from defaulting borrowers, or any other real estate acquisition in which the Company believes taking title to the property is in the best interest of the Company. The wholly owned subsidiary may provide the Company a level of liability protection on owned assets, while preserving the Company's economic interests.

For more information visit our website: www.ironbridgelending.com

IRON BRIDGE MORTGAGE FUND

INCOME STATEMENT

| | 2016 | Jan - Mar 17 | Apr - Jun 17 | Jul - Sep 16 | Oct - Dec 17 | 2017 | Jan - Mar 18 | Apr - Jun 18 | Jul - Sep 16 |
|---|---|---|---|---|---|---|---|---|---|
| **Revenues** | | | | | | | | | |
| Mortgage interest income | $ 11,839,445 | $ 2,780,049 | $ 2,765,429 | $ 2,745,607 | $ 2,547,439 | $ 10,838,524 | $ 2,357,162 | $ 2,457,651 | $ 2,681,712 |
| year / year % | 17.0% | -5.6% | -9.5% | -6.4% | -12.3% | -8.5% | -15.2% | -11.1% | -2.3% |
| quarter / quarter % | na | -4.3% | -0.5% | -0.7% | -7.2% | na | -7.5% | 4.3% | 9.1% |
| Other income | 379,053 | 102,885 | 219,435 | 326,470 | 121,383 | 770,173 | 201,275 | 159,980 | 177,190 |
| year / year % | 48.3% | -31.3% | 100.7% | 339.9% | 165.0% | 103.2% | 95.6% | -27.1% | -45.7% |
| quarter / quarter % | na | 124.6% | 113.3% | 48.8% | -62.8% | na | 65.8% | -20.5% | 10.8% |
| Total revenues | 12,218,498 | 2,882,934 | 2,984,864 | 3,072,077 | 2,668,822 | 11,608,697 | 2,558,437 | 2,617,631 | 2,858,902 |
| year / year % | 17.8% | -6.9% | -5.7% | 2.2% | -9.5% | -5.0% | -11.3% | -12.3% | -6.9% |
| quarter / quarter % | na | -2.3% | 3.5% | 2.9% | -13.1% | na | -4.1% | 2.3% | 9.2% |
| **Operating expenses** | | | | | | | | | |
| Interest expense | 4,187,505 | 1,107,494 | 1,077,576 | 1,003,087 | 983,080 | 4,171,237 | 891,997 | 902,167 | 1,058,893 |
| year / year % | 14.7% | 18.0% | 3.5% | -7.5% | -12.5% | -0.4% | -19.5% | -16.3% | 5.6% |
| quarter / quarter % | na | -1.5% | -2.7% | -6.9% | -2.0% | na | -9.3% | 1.1% | 17.4% |
| Servicer fees | 2,063,509 | 515,640 | 522,969 | 552,049 | 536,298 | 2,126,956 | 498,886 | 492,617 | 558,479 |
| year / year % | 31.2% | 8.3% | -1.1% | 4.8% | 0.9% | 3.1% | -3.2% | -5.8% | 1.2% |
| quarter / quarter % | na | -3.0% | 1.4% | 5.6% | -2.9% | na | -7.0% | -1.3% | 13.4% |
| Incentive fees | 1,594,563 | 216,781 | 248,536 | 252,140 | 192,019 | 909,476 | 239,355 | 212,780 | 195,484 |
| year / year % | -3.0% | -57.5% | -46.1% | -26.1% | -31.9% | -43.0% | 10.4% | -14.4% | -22.5% |
| quarter / quarter % | na | -23.1% | 14.6% | 1.5% | -23.8% | na | 24.7% | -11.1% | -8.1% |
| Provision for losses on loans | 157,079 | 42,680 | 14,073 | - | - | 56,753 | - | 10,000 | 35,000 |
| year / year % | na | 56.0% | -66.8% | na | na | -63.9% | na | -28.9% | na |
| quarter / quarter % | na | -2.3% | -67.0% | na | na | na | na | na | na |
| Professional fees | 291,562 | 112,005 | 86,128 | 42,306 | 70,129 | 310,568 | 132,855 | 109,546 | 85,191 |
| year / year % | -17.1% | 45.0% | 70.2% | -47.8% | -15.1% | 6.5% | 18.6% | 27.2% | 101.4% |
| quarter / quarter % | na | 35.6% | -23.1% | -50.9% | 65.8% | na | 89.4% | -17.5% | -22.2% |
| Real estate owned holding costs | 64,702 | 73,769 | 170,910 | 57,480 | 32,005 | 334,164 | 28,610 | 45,214 | 91,467 |
| year / year % | -35.3% | 13763.2% | 1232.2% | 50.9% | 141.5% | 416.5% | -61.2% | -73.5% | 59.1% |
| quarter / quarter % | na | 456.6% | 131.7% | -66.4% | -44.3% | na | -10.6% | 58.0% | 102.3% |
| Other | 396,672 | 103,874 | 164,403 | 167,055 | 153,249 | 588,581 | 109,263 | 114,601 | 101,835 |
| year / year % | 21.0% | -21.0% | 81.4% | 112.8% | 59.5% | 48.4% | 5.2% | -30.3% | -39.0% |
| quarter / quarter % | na | 8.1% | 58.3% | 1.6% | -8.3% | na | -28.7% | 4.9% | -11.1% |
| Total operating expenses | 8,755,593 | 2,172,243 | 2,284,595 | 2,074,117 | 1,966,780 | 8,497,735 | 1,900,966 | 1,886,925 | 2,126,349 |
| year / year % | 14.5% | 0.5% | 2.5% | -5.4% | -9.5% | -2.9% | -12.5% | -17.4% | 2.5% |
| quarter / quarter % | na | 0.0% | 5.2% | -9.2% | -5.2% | na | -3.3% | -0.7% | 12.7% |
| **Other income (expense)** | | | | | | | | | |
| Gain (loss) on sale of real estate owned | (3,320) | (25,224) | 34,053 | (213,122) | - | (204,293) | 98,399 | - | (8,729) |
| Total other income (expense) | (3,320) | (25,224) | 34,053 | (213,122) | - | (204,293) | 98,399 | - | (8,729) |
| Income before income tax and LLC fees | 3,459,586 | 685,467 | 734,322 | 784,838 | 702,042 | 2,906,669 | 755,870 | 730,706 | 723,824 |
| Income tax and LLC fees | 13,250 | - | 7,457 | 100 | - | 7,557 | 150 | 7,940 | - |
| Net income | $ 3,446,336 | $ 685,467 | $ 726,865 | $ 784,738 | $ 702,042 | $ 2,899,112 | $ 755,720 | $ 722,766 | $ 723,824 |
| year / year % | 6.3% | -27.9% | -20.5% | -3.6% | -8.5% | -15.9% | 10.2% | -0.6% | -7.8% |
| quarter / quarter % | na | -10.7% | 6.0% | 8.0% | -10.5% | na | 7.6% | -4.4% | 0.1% |

**Footnotes**

The amounts provided in the financial statements through December 31, 2017 represent audited financial statements. The amounts provided in the financial statements for fiscal year 2018 have not been audited. Audited financial statements for the fiscal year 2018 will be available during the first quarter of 2019.

## IRON BRIDGE MORTGAGE FUND
## BALANCE SHEET

| | Dec 31, 2016 | Mar 31, 2017 | June 30, 2017 | Sep 30, 2017 | Dec 31, 2017 | Mar 31, 2018 | June 30, 2018 | Sep 30, 2018 |
|---|---|---|---|---|---|---|---|---|
| Assets | | | | | | | | |
| Cash and cash equivalents | $ 204,541 | $ 1,585,841 | $ 953,030 | $ 1,155,914 | $ 684,316 | $ 834,264 | $ 661,814 | $ 560,255 |
| Mortgage interest receivable | 1,157,773 | 1,115,535 | 1,031,322 | 1,137,926 | 1,257,834 | 799,394 | 687,816 | 771,446 |
| Mortgage loans receivable, net | 65,277,911 | 69,752,535 | 68,378,126 | 72,013,136 | 67,090,684 | 61,590,164 | 66,763,317 | 74,760,305 |
| | 66,640,225 | 72,453,911 | 70,362,478 | 74,306,976 | 69,032,834 | 63,223,822 | 68,112,947 | 76,092,006 |
| Real estate held for sale | 2,925,184 | 4,262,735 | 3,386,111 | 3,827,675 | 4,795,566 | 5,672,235 | 8,476,969 | 8,853,754 |
| Total assets | $ 69,565,409 | $ 76,716,646 | $ 73,748,589 | $ 78,134,651 | $ 73,828,400 | $ 68,896,057 | $ 76,589,916 | $ 84,945,760 |
| Liabilities | | | | | | | | |
| Accounts payable and other accrued liabilities | $ 33,943 | $ 29,609 | $ (8,619) | $ 11,703 | $ 23,925 | $ 3,297 | $ (16,445) | $ 6,955 |
| Servicer fees payable | 175,089 | 184,724 | 171,676 | 179,529 | 176,575 | 162,759 | 168,102 | 188,916 |
| Incentive fees payable | 66,755 | 75,305 | 77,602 | 87,804 | 62,101 | 90,665 | 84,468 | 55,163 |
| Interest payable | 371,993 | 393,247 | 342,306 | 318,342 | 325,809 | 283,798 | 322,616 | 359,467 |
| Notes payable - junior notes | 36,398,463 | 36,132,766 | 34,597,566 | 33,695,207 | 33,805,946 | 27,418,329 | 27,783,080 | 27,473,529 |
| Notes payable - senior notes | - | - | - | - | - | 2,795,940 | 4,058,857 | 6,397,726 |
| Line of credit, net | 13,294,510 | 21,062,314 | 18,485,522 | 22,847,896 | 19,014,051 | 17,418,966 | 23,743,771 | 29,555,940 |
| Deferred interest | 218,407 | 385,415 | 342,680 | 202,957 | 214,866 | 166,238 | 327,822 | 258,890 |
| Total liabilities | 50,559,160 | 58,263,380 | 54,008,733 | 57,343,438 | 53,623,273 | 48,339,992 | 56,472,271 | 64,296,586 |
| Members' equity | 19,006,249 | 18,453,266 | 19,739,856 | 20,791,213 | 20,205,127 | 20,556,065 | 20,117,645 | 20,649,174 |
| Total liabilities and members' equity | $ 69,565,409 | $ 76,716,646 | $ 73,748,589 | $ 78,134,651 | $ 73,828,400 | $ 68,896,057 | $ 76,589,916 | $ 84,945,760 |

**Footnotes**

The amounts provided in the financial statements through December 31, 2017 represent audited financial statements. The amounts provided in the financial statements for fiscal year 2018 have not been audited. Audited financial statements for the fiscal year 2018 will be available during the first quarter of 2019.

## IRON BRIDGE MORTGAGE FUND
## AVERAGE BALANCES AND YIELDS

| | For the Three Months Ended | | | | | | | | |
|---|---|---|---|---|---|---|---|---|---|
| | September 30, 2018 | | | June 30, 2018 | | | September 30, 2017 | | |
| | Average Balance (1) | Interest (2) | Average Yield | Average Balance (1) | Interest (2) | Average Yield | Average Balance (1) | Interest (2) | Average Yield |
| **Interest-earning assets** | | | | | | | | | |
| Bank deposits | $ 657,952 | - | - | $ 652,846 | - | - | $ 678,156 | - | - |
| Portfolio loans | 72,656,095 | $ 2,681,712 | 14.804% | 64,646,101 | $ 2,457,651 | 15.207% | 71,808,399 | $ 2,745,607 | 15.294% |
| Total interest-earning assets | 73,314,046 | 2,681,712 | 14.672% | 65,298,947 | 2,457,651 | 15.055% | 72,486,555 | 2,745,607 | 15.151% |
| Allowance for loan losses | (908,709) | | | (890,381) | | | (1,035,690) | | |
| Non-interest earning assets (3) | 8,437,618 | | | 6,745,639 | | | 3,811,714 | | |
| Total Assets | 80,842,955 | | | 71,154,204 | | | 75,262,579 | | |
| **Interest-bearing liabilities** | | | | | | | | | |
| Junior Notes | 27,318,090 | 550,764 | 8.087% | 27,646,500 | 551,415 | 7.978% | 33,937,127 | 702,922 | 8.285% |
| Senior Notes | 5,018,519 | 75,897 | 6.066% | 3,322,183 | 49,696 | 5.984% | - | - | - |
| Bank Borrowings | 27,738,454 | 432,232 | 6.250% | 20,049,274 | 301,056 | 6.006% | 20,495,682 | 300,165 | 5.858% |
| Total interest-bearing liabilities | 60,075,064 | 1,058,893 | 7.070% | 51,017,957 | 902,167 | 7.073% | 54,432,809 | 1,003,087 | 7.371% |
| Non-interest bearing liabilities (4) | 536,020 | | | 394,656 | | | 470,649 | | |
| Shareholders' equity | 20,231,872 | | | 19,741,591 | | | 20,359,122 | | |
| Total liabilities and shareholders' equity | $ 80,842,955 | | | $ 71,154,204 | | | $ 75,262,579 | | |
| Net interest income | | $ 1,622,819 | | | $ 1,555,484 | | | $ 1,742,520 | |
| Net Interest rate spread (5) | | | 7.602% | | | 7.981% | | | 7.780% |
| Net interest margin (6) | | | 8.854% | | | 9.528% | | | 9.616% |
| Ratio of interest-earning assets to interest bearing liabilities | | | 1.22 | | | 1.28 | | | 1.33 |

**Footnotes**

(1) Average balances are the daily average unpaid principal balance of interest-earning assets and interest-bearing liabilities and include non-accruing loan balances.

(2) Interest includes all Portfolio Loan fee income and interest received on such loans, including late fees and default interest, and discount points and origination fees that are accreted to income over the life of the loan. Bank Borrowings exclude loan origination fees in accordance with generally accepted accounting principles.

(3) Non-interest-earning assets include interest receivable, line of credit origination fees, unamortized loan origination discount and real estate held for sale.

(4) Non-interest-bearing liabilities include loan servicing fees payable, interest payable, management incentive fees payable, accounting fees payable, and refunds due borrower.

(5) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(6) Net interest margin represents net interest income divided by average total interest-earning assets.

## IRON BRIDGE MORTGAGE FUND LLC
## PORTFOLIO ANALYTICS

| CAPITALIZATION | 1Q16 | 2Q16 | 3Q16 | 4Q16 | 1Q17 | 2Q17 | 3Q17 | 4Q17 | 1Q18 | 2Q18 | 3Q18 |
|---|---|---|---|---|---|---|---|---|---|---|---|
| Total Assets | $ 68,912,425 | $ 67,844,031 | $ 72,087,837 | $ 69,565,410 | $ 76,716,646 | $ 73,748,589 | $ 78,134,652 | $ 73,828,401 | $ 68,896,057 | $ 76,589,916 | $ 84,945,760 |
| Bank Debt (1) | $ 18,183,042 | $ 14,419,317 | $ 15,977,760 | $ 13,294,510 | $ 21,062,314 | $ 18,485,522 | $ 22,847,896 | $ 19,014,052 | $ 17,418,966 | $ 23,743,771 | $ 29,555,940 |
| Junior Notes | $ 31,264,887 | $ 33,560,509 | $ 35,898,268 | $ 36,398,463 | $ 36,132,766 | $ 34,597,566 | $ 33,695,207 | $ 33,805,946 | $ 27,418,329 | $ 27,783,080 | $ 27,473,529 |
| Senior Notes | $ - | $ - | $ - | $ - | $ - | $ - | $ - | $ - | $ 2,795,940 | $ 4,058,857 | $ 6,397,726 |
| Equity | $ 17,999,504 | $ 18,709,801 | $ 19,171,619 | $ 19,006,249 | $ 18,453,267 | $ 19,737,127 | $ 20,791,213 | $ 20,205,127 | $ 20,556,064 | $ 20,117,644 | $ 20,649,174 |
| **PORTFOLIO YIELD** | **1Q16** | **2Q16** | **3Q16** | **4Q16** | **1Q17** | **2Q17** | **3Q17** | **4Q17** | **1Q18** | **2Q18** | **3Q18** |
| Interest Coverage | 3.3 X | 3.0 X | 2.8 X | 2.6 X | 2.6 X | 2.8 X | 3.1 X | 2.7 X | 2.9 X | 2.9X | 2.7X |
| Average Portfolio Leverage (QTR) | 70.4% | 72.7% | 72.7% | 73.4% | 73.3% | 74.0% | 72.3% | 73.0% | 71.5% | 71.7% | 74.3% |
| Weighted Average Portfolio Yield (QTR) (2) | 18.805% | 17.896% | 17.148% | 16.806% | 16.335% | 16.018% | 15.294% | 14.617% | 14.236% | 15.207% | 14.672% |
| Weighted Average Yield - New Originations (QTR) (2) | 17.740% | 16.418% | 16.750% | 16.560% | 15.900% | 14.610% | 14.880% | 14.940% | 15.427% | 14.435% | 14.446% |
| **AVERAGE DAILY BALANCES** | **1Q16** | **2Q16** | **3Q16** | **4Q16** | **1Q17** | **2Q17** | **3Q17** | **4Q17** | **1Q18** | **2Q18** | **3Q18** |
| Average Portfolio Loans (UPB) (QTR) | $ 62,665,516 | $ 68,307,246 | $ 68,410,985 | $ 69,133,304 | $ 68,074,136 | $ 69,059,461 | $ 71,808,399 | $ 69,710,604 | $ 66,229,012 | $ 64,646,101 | $ 72,656,095 |
| Average Cash (QTR) | $ 424,218 | $ 365,526 | $ 392,588 | $ 358,587 | $ 518,369 | $ 705,626 | $ 678,156 | $ 681,377 | $ 659,855 | $ 652,846 | $ 657,952 |
| Average Cash Utilization (QTR) (3) | 99.3% | 99.5% | 99.4% | 99.5% | 99.2% | 99.0% | 99.1% | 99.0% | 99.0% | 99.0% | 99.1% |
| **PORTFOLIO TURNOVER** | **1Q16** | **2Q16** | **3Q16** | **4Q16** | **1Q17** | **2Q17** | **3Q17** | **4Q17** | **1Q18** | **2Q18** | **3Q18** |
| Loans Originated (QTR) | 100 | 79 | 87 | 64 | 91 | 96 | 75 | 71 | 70 | 101 | 70 |
| Loans Paid Off (QTR) | 62 | 102 | 91 | 87 | 78 | 100 | 74 | 86 | 86 | 95 | 67 |
| New REO Assets / Deeds in Lieu | 0 | 6 | 0 | 2 | 3 | 1 | 3 | 0 | 1 | 2 | 0 |
| Portfolio Loans | 302 | 273 | 269 | 244 | 254 | 249 | 247 | 232 | 215 | 219 | 222 |
| Total Historical Payoffs | 1193 | 1301 | 1392 | 1481 | 1562 | 1663 | 1740 | 1826 | 1913 | 2010 | 2077 |
| Total Historical Originations | 1495 | 1574 | 1661 | 1725 | 1816 | 1912 | 1987 | 2058 | 2128 | 2229 | 2299 |
| **LOAN SIZE (UPB)** | **1Q16** | **2Q16** | **3Q16** | **4Q16** | **1Q17** | **2Q17** | **3Q17** | **4Q17** | **1Q18** | **2Q18** | **3Q18** |
| Portfolio Loans (UPB) | $ 68,082,132 | $ 65,582,659 | $ 69,267,897 | $ 66,754,985 | $ 71,383,220 | $ 69,970,319 | $ 73,343,604 | $ 68,410,996 | $ 62,972,637 | $ 68,254,153 | $ 76,279,694 |
| Average Loan Size | $ 225,438 | $ 240,229 | $ 257,501 | $ 273,586 | $ 281,036 | $ 281,005 | $ 296,938 | $ 294,875 | $ 292,896 | $ 311,663 | $ 342,128 |
| Median Loan Size | $ 152,570 | $ 161,250 | $ 184,650 | $ 189,000 | $ 205,101 | $ 205,500 | $ 207,000 | $ 199,000 | $ 207,000 | $ 207,281 | $ 247,125 |
| TTM Average Loan Size | $ 227,748 | $ 230,053 | $ 237,507 | $ 249,189 | $ 263,088 | $ 273,282 | $ 283,141 | $ 288,463 | $ 291,428 | $ 299,093 | $ 310,390 |
| $0-$100,000 | 103 | 77 | 71 | 52 | 47 | 42 | 38 | 46 | 39 | 38 | 30 |
| $100,001-$200,000 | 89 | 84 | 73 | 74 | 78 | 79 | 79 | 72 | 64 | 69 | 59 |
| $200,001-$300,000 | 37 | 43 | 46 | 37 | 50 | 49 | 46 | 39 | 42 | 38 | 42 |
| $300,001-$500,000 | 46 | 44 | 50 | 49 | 46 | 49 | 45 | 36 | 36 | 36 | 42 |
| $500,001-$1,000,000 | 23 | 20 | 24 | 27 | 26 | 24 | 32 | 33 | 25 | 29 | 39 |
| $1,000,000-$1,500,000 | 3 | 3 | 3 | 5 | 7 | 6 | 6 | 5 | 9 | 7 | 8 |
| $1,500,000-$2,000,000 | 1 | 2 | 2 | 0 | 0 | 0 | 1 | 1 | 0 | 2 | 2 |

(1) Bank debt and total assets are net of line of credit origination fees.
(2) Weighted average portfolio yield first reported 3Q13 equals the gross annualized yield for each loan in the portfolio weighted by its unpaid principal balance (UPB).
(3) Average cash utilization is calculated using the average daily cash balance and average daily UPB.

Notes: All values shown are as of period end unless designated as during the quarter "(QTR)". "(UPB)" is the aggregate unpaid principal balance.

| LOAN PERFORMANCE | 1Q16 | 2Q16 | 3Q16 | 4Q16 | 1Q17 | 2Q17 | 3Q17 | 4Q17 | 1Q18 | 2Q18 | 3Q18 |
|---|---|---|---|---|---|---|---|---|---|---|---|
| Performing Loans | 281 | 259 | 251 | 227 | 241 | 238 | 235 | 216 | 203 | 213 | 214 |
| New Delinquent Loans | 7 | 19 | 10 | 4 | 4 | 3 | 6 | 4 | 5 | 0 | 3 |
| Total Delinquent Loans | 21 | 14 | 18 | 17 | 13 | 11 | 12 | 16 | 12 | 6 | 8 |
| **Total Historical Delinquent Loans** | 78 | 97 | 107 | 111 | 115 | 118 | 124 | 128 | 133 | 133 | 136 |
| | | | | | | | | | | | |
| Performing Loans (UPB) | $ 64,201,546 | $ 61,903,204 | $ 63,682,544 | $ 60,410,077 | $ 64,829,688 | $ 64,904,122 | $ 67,622,781 | $ 60,356,521 | $ 57,123,411 | $ 64,996,082 | $ 73,406,766 |
| Total Delinquent (UPB) | $ 3,880,586 | $ 3,679,455 | $ 5,585,353 | $ 6,344,908 | $ 6,553,532 | $ 5,066,197 | $ 5,720,823 | $ 8,054,475 | $ 5,849,226 | $ 3,258,071 | $ 2,872,928 |
| Non-Performing Loans (UPB) | $ 3,636,918 | $ 765,120 | $ 3,274,925 | $ 3,839,402 | $ 4,816,646 | $ 1,751,887 | $ 2,496,739 | $ 4,609,829 | $ 1,953,870 | $ 1,049,300 | $ 294,146 |
| Non-Accruing Loans (UPB) | $ 243,668 | $ 2,914,335 | $ 2,310,428 | $ 2,505,506 | $ 1,736,886 | $ 3,314,310 | $ 3,224,084 | $ 3,444,646 | $ 3,895,356 | $ 2,208,771 | $ 2,578,782 |
| | | | | | | | | | | | |
| Provision for Loan Losses (QTR) | $ 27,352 | $ 42,383 | $ 43,672 | $ 43,672 | $ 42,680 | $ 14,073 | $ - | $ - | $ - | $ 10,000 | $ 35,000 |
| Loan Charge Offs (QTR) | $ - | $ (9,667) | $ - | $ (21,231) | $ (25,224) | $ (78,600) | $ (213,126) | $ - | $ - | $ - | $ (8,729) |
| Allowance for loan losses | $ 1,051,639 | $ 1,084,356 | $ 1,128,028 | $ 1,150,469 | $ 1,167,924 | $ 1,103,397 | $ 890,272 | $ 890,272 | $ 890,272 | $ 900,272 | $ 926,542 |
| % UPB | 1.5% | 1.7% | 1.6% | 1.7% | 1.6% | 1.6% | 1.2% | 1.3% | 1.4% | 1.3% | 1.2% |
| | | | | | | | | | | | |
| **Delinquent Loan Detail** | | | | | | | | | | | |
| Total Non-Performing Loans | 19 | 1 | 8 | 9 | 7 | 4 | 7 | 10 | 4 | 1 | 2 |
| Total Non-Accuring Loans | 2 | 13 | 10 | 8 | 6 | 7 | 5 | 6 | 8 | 5 | 6 |
| Total Impaired Loans | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 |
| | | | | | | | | | | | |
| **% of Total (# of Loans)** | | | | | | | | | | | |
| Performing | 93.0% | 94.9% | 93.3% | 93.0% | 94.9% | 95.6% | 95.1% | 93.1% | 94.4% | 97.3% | 96.4% |
| Total Delinquent | 7.0% | 5.1% | 6.7% | 7.0% | 5.1% | 4.4% | 4.9% | 6.9% | 5.6% | 2.7% | 3.6% |
| Non-Performing | 6.3% | 0.4% | 3.0% | 3.7% | 2.8% | 1.6% | 2.8% | 4.3% | 1.9% | 0.5% | 0.9% |
| Non Accruing | 0.7% | 4.8% | 3.7% | 3.3% | 2.4% | 2.8% | 2.0% | 2.6% | 3.7% | 2.3% | 2.7% |
| | | | | | | | | | | | |
| **% of Total UPB** | | | | | | | | | | | |
| Performing | 94.3% | 94.4% | 91.9% | 90.5% | 90.8% | 92.8% | 92.2% | 88.2% | 90.7% | 95.2% | 96.2% |
| Total Delinquent | 5.7% | 5.6% | 8.1% | 9.5% | 9.2% | 7.2% | 7.8% | 11.8% | 9.3% | 4.8% | 3.8% |
| Non-Performing | 5.3% | 1.2% | 4.7% | 5.8% | 6.7% | 2.5% | 3.4% | 6.7% | 3.1% | 1.5% | 0.4% |
| Non Accruing | 0.4% | 4.4% | 3.3% | 3.8% | 2.4% | 4.7% | 4.4% | 5.0% | 6.2% | 3.2% | 3.4% |
| | | | | | | | | | | | |
| **% of Total Asset** | | | | | | | | | | | |
| Performing | 93.2% | 91.2% | 88.3% | 86.8% | 84.5% | 88.0% | 86.5% | 81.8% | 82.9% | 84.9% | 86.4% |
| Total Delinquent | 5.6% | 5.4% | 7.7% | 9.1% | 8.5% | 6.9% | 7.3% | 10.9% | 8.5% | 4.3% | 3.4% |
| Non-Performing | 5.3% | 1.1% | 4.5% | 5.5% | 6.3% | 2.4% | 3.2% | 6.2% | 2.8% | 1.4% | 0.3% |
| Non Accruing | 0.4% | 4.3% | 3.2% | 3.6% | 2.3% | 4.5% | 4.1% | 4.7% | 5.7% | 2.9% | 3.0% |

| REO PROPERTIES | 1Q16 | 2Q16 | 3Q16 | 4Q16 | 1Q17 | 2Q17 | 3Q17 | 4Q17 | 1Q18 | 2Q18 | 3Q18 |
|---|---|---|---|---|---|---|---|---|---|---|---|
| New REO Properties (QTR) | 0 | 6 | 0 | 2 | 3 | 1 | 3 | 0 | 1 | 2 | 0 |
| Sold REO Properties (QTR) | 1 | 1 | 0 | 1 | 2 | 3 | 2 | 0 | 1 | 0 | 1 |
| Total REO Properties | 1 | 6 | 6 | 7 | 8 | 6 | 7 | 7 | 7 | 9 | 8 |
| Total REO Properties | $ 566,027 | $ 2,648,385 | $ 3,002,326 | $ 2,925,184 | $ 4,262,735 | $ 3,386,111 | $ 3,827,675 | $ 4,795,566 | $ 5,672,235 | $ 8,473,106 | $ 8,853,754 |
| % of Total Asset | 0.8% | 3.9% | 4.2% | 4.2% | 5.6% | 4.6% | 4.9% | 6.5% | 8.2% | 11.1% | 10.4% |
| | | | | | | | | | | | |
| **Total Historical REO Properties** | 17 | 23 | 23 | 25 | 28 | 29 | 32 | 32 | 33 | 35 | 35 |
| Historical Foreclosures Reverted to Lender | 14 | 16 | 16 | 18 | 21 | 21 | 22 | 22 | 23 | 24 | 24 |
| Historical Deeds-in-Lieu of Foreclosure | 3 | 7 | 7 | 7 | 7 | 8 | 10 | 10 | 10 | 11 | 11 |

Notes: All values shown are as of period end unless designated as during the quarter "(QTR)". "(UPB)" is the aggregate unpaid principal balance.

| PORTFOLIO AGE | 1Q16 | 2Q16 | 3Q16 | 4Q16 | 1Q17 | 2Q17 | 3Q17 | 4Q17 | 1Q18 | 2Q18 | 3Q18 |
|---|---|---|---|---|---|---|---|---|---|---|---|
| **# of Loans** | | | | | | | | | | | |
| 00-06 months | 177 | 151 | 143 | 120 | 125 | 142 | 138 | 123 | 120 | 138 | 135 |
| 06-09 months | 46 | 53 | 39 | 38 | 42 | 24 | 31 | 33 | 28 | 31 | 25 |
| 09-12 months | 36 | 20 | 34 | 24 | 32 | 24 | 18 | 18 | 18 | 17 | 23 |
| 12+ months | 43 | 49 | 53 | 62 | 55 | 59 | 60 | 58 | 49 | 33 | 39 |
| **% of Total (# of Loans)** | | | | | | | | | | | |
| 00-06 months | 59% | 56% | 53% | 49% | 49% | 57% | 56% | 53% | 56% | 63% | 61% |
| 06-09 months | 15% | 19% | 14% | 16% | 17% | 10% | 13% | 14% | 13% | 14% | 11% |
| 09-12 months | 12% | 7% | 13% | 10% | 13% | 10% | 7% | 8% | 8% | 8% | 10% |
| 12+ months | 14% | 18% | 20% | 25% | 22% | 24% | 24% | 25% | 23% | 15% | 18% |
| **Unpaid Principal Balance** | | | | | | | | | | | |
| 00-06 months | $ 34,099,786 | $ 32,476,735 | $ 32,886,343 | $ 26,954,393 | $ 31,104,581 | $ 36,499,876 | $ 32,723,355 | $ 28,935,266 | $ 30,629,046 | $ 43,117,221 | $ 47,616,937 |
| 06-09 months | $ 11,063,239 | $ 13,928,024 | $ 10,088,597 | $ 9,566,437 | $ 10,696,943 | $ 6,021,385 | $ 12,341,007 | $ 9,158,379 | $ 8,942,245 | $ 6,601,092 | $ 8,476,165 |
| 09-12 months | $ 10,461,824 | $ 5,175,858 | $ 10,023,925 | $ 7,625,394 | $ 8,490,646 | $ 6,487,248 | $ 5,085,818 | $ 8,696,998 | $ 4,403,432 | $ 4,543,049 | $ 5,113,705 |
| 12+ months | $ 12,457,282 | $ 14,002,042 | $ 16,269,032 | $ 22,608,761 | $ 21,091,051 | $ 20,961,809 | $ 23,193,424 | $ 21,620,353 | $ 18,997,914 | $ 13,992,791 | $ 15,072,888 |
| **% of Total (UPB)** | | | | | | | | | | | |
| 00-06 months | 50% | 50% | 47% | 40% | 44% | 52% | 45% | 42% | 49% | 63% | 62% |
| 06-09 months | 16% | 21% | 15% | 14% | 15% | 9% | 17% | 13% | 14% | 10% | 11% |
| 09-12 months | 15% | 8% | 14% | 11% | 12% | 9% | 7% | 13% | 7% | 7% | 7% |
| 12+ months | 18% | 21% | 23% | 34% | 30% | 30% | 32% | 32% | 30% | 21% | 20% |

| PORTFOLIO LTV | 1Q16 | 2Q16 | 3Q16 | 4Q16 | 1Q17 | 2Q17 | 3Q17 | 4Q17 | 1Q18 | 2Q18 | 3Q18 |
|---|---|---|---|---|---|---|---|---|---|---|---|
| **Active Loans (UPB)** | | | | | | | | | | | |
| Unpaid Principal Balance (UPB) | $ 68,082,132 | $ 65,582,659 | $ 69,267,897 | $ 66,754,985 | $ 71,383,220 | $ 69,970,319 | $ 73,343,604 | $ 68,410,996 | $ 62,972,637 | $ 68,254,153 | $ 76,279,694 |
| Unfunded Loan Balance (4) | $ 16,180,109 | $ 12,439,188 | $ 12,222,035 | $ 9,240,006 | $ 10,042,862 | $ 9,623,347 | $ 8,828,847 | $ 7,647,593 | $ 8,998,193 | $ 10,324,467 | $ 9,497,776 |
| Est. After Repair Value ($) | $ 124,243,800 | $ 115,959,400 | $ 121,298,400 | $ 112,109,500 | $ 116,049,500 | $ 117,258,500 | $ 120,431,500 | $ 112,062,500 | $ 108,844,500 | $ 120,603,500 | $ 131,550,000 |
| Loan-to-Value (Fully Funded) (5) | 68% | 67% | 67% | 68% | 70% | 68% | 68% | 68% | 66% | 65% | 65% |
| **Paid Off Loans (UPB) (QTR)** | | | | | | | | | | | |
| Unpaid Principal Balance (UPB) | $ 13,679,895 | $ 22,828,418 | $ 19,531,507 | $ 22,363,670 | $ 20,690,583 | $ 24,364,144 | $ 18,012,507 | $ 23,826,888 | $ 25,126,048 | $ 28,014,906 | $ 18,486,721 |
| Average Loan Size (UPB) | $ 220,643 | $ 223,808 | $ 214,632 | $ 257,054 | $ 265,264 | $ 243,641 | $ 243,412 | $ 277,057 | $ 292,163 | $ 294,894 | $ 275,921 |
| Average Loan Size (UPB, Trailing 12 Months) | $ 231,759 | $ 230,955 | $ 223,959 | $ 229,034 | $ 240,189 | $ 245,148 | $ 252,343 | $ 257,344 | $ 264,068 | $ 276,882 | $ 285,009 |
| **Properties Sold - Retail (QTR) (6)** | | | | | | | | | | | |
| Unpaid Principal Balance (UPB) | $ 12,591,335 | $ 18,334,249 | $ 15,557,886 | $ 15,513,570 | $ 16,293,707 | $ 19,257,315 | $ 16,309,947 | $ 16,436,166 | $ 22,500,289 | $ 22,488,694 | $ 16,153,215 |
| Original "After Repair" Loan to Value | 65% | 59% | 64% | 68% | 65% | 71% | 63% | 64% | 67% | 66% | 65% |
| Actual Sale Price | $ 21,753,735 | $ 32,299,276 | $ 24,845,400 | $ 25,128,247 | $ 26,208,124 | $ 32,234,814 | $ 28,248,386 | $ 27,437,631 | $ 36,168,289 | $ 36,352,003 | $ 24,890,858 |
| Actual Loan-to-Sales Price (LTV) | 58% | 57% | 63% | 62% | 62% | 60% | 58% | 60% | 62% | 62% | 65% |
| Properties Sold (# of Loans) | 55 | 83 | 78 | 62 | 59 | 76 | 64 | 64 | 76 | 69 | 56 |
| **Refinanced Loans & Wholesaled Properties (QTR) (6)** | | | | | | | | | | | |
| Unpaid Principal Balance (UPB) | $ 1,088,560 | $ 4,494,169 | $ 3,973,621 | $ 6,850,100 | $ 4,396,876 | $ 5,106,829 | $ 1,702,560 | $ 7,390,722 | $ 2,625,759 | $ 5,526,212 | $ 2,333,506 |
| Loans Refinanced & Wholesaled (# of Loans) | 7 | 19 | 13 | 25 | 19 | 24 | 10 | 22 | 10 | 26 | 11 |

(4) Unfunded Loan Balance is comprised of construction funds that have been approved but not yet dispersed.
(5) Estimated Loan-to-Value assumes all loans are fully funded and improvements to real estate have been completed. Value is based on After Repair Value (ARV).
(6) Prior to 2014, loans that were paid off through a refinance (property not sold) were included in paid off loans using our ARV quicksale estimate as the sales price. As of 1Q14, refinanced loans are broken out separately.

Notes: All values shown are as of period end unless designated as during the quarter "(QTR)". "(UPB)" is the aggregate unpaid principal balance.

| BORROWER CONCENTRATION | 1Q16 | 2Q16 | 3Q16 | 4Q16 | 1Q17 | 2Q17 | 3Q17 | 4Q17 | 1Q18 | 2Q18 | 3Q18 |
|---|---|---|---|---|---|---|---|---|---|---|---|
| Portfolio Borrowers | 180 | 172 | 162 | 156 | 151 | 160 | 152 | 151 | 142 | 133 | 147 |
| Avg. Loans / Borrower | 1.7 | 1.6 | 1.7 | 1.6 | 1.7 | 1.6 | 1.6 | 1.5 | 1.5 | 1.6 | 1.5 |
| Avg. % of Portfolio UPB per Borrower | 1% | 1% | 1% | 1% | 1% | 1% | 1% | 1% | 1% | 1% | 1% |
| Top Borrower (% of UPB) | 4% | 6% | 5% | 6% | 6% | 6% | 7% | 8% | 7% | 7% | 8% |
| Top 3 Borrowers (% of UPB) | 11% | 14% | 13% | 13% | 13% | 13% | 15% | 17% | 14% | 19% | 16% |

| PROJECT TYPE | 1Q16 | 2Q16 | 3Q16 | 4Q16 | 1Q17 | 2Q17 | 3Q17 | 4Q17 | 1Q18 | 2Q18 | 3Q18 |
|---|---|---|---|---|---|---|---|---|---|---|---|
| **# of Loans** | | | | | | | | | | | |
| SFR - Rehab | 222 | 212 | 205 | 184 | 194 | 202 | 201 | 187 | 179 | 193 | 194 |
| SFR - New Construction | 48 | 35 | 36 | 32 | 35 | 30 | 33 | 34 | 27 | 25 | 26 |
| MFR - Rehab (7) | 27 | 21 | 21 | 21 | 18 | 16 | 13 | 11 | 8 | 1 | 1 |
| MFR - New Construction | 0 | 0 | 1 | 1 | 1 | 1 | 0 | 0 | 0 | 0 | 1 |
| Commercial | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 |
| Land Entitlements | 5 | 5 | 6 | 6 | 5 | 0 | 0 | 0 | 1 | 0 | 0 |
| Wholesale | 0 | 0 | 0 | 0 | 1 | 0 | 0 | 0 | 0 | 0 | 0 |
| **% of UPB** | | | | | | | | | | | |
| SFR - Rehab | 63% | 71% | 71% | 69% | 72% | 73% | 73% | 74% | 77% | 83% | 83% |
| SFR - New Construction | 25% | 22% | 20% | 21% | 21% | 22% | 23% | 24% | 20% | 15% | 15% |
| MFR - Rehab | 11% | 5% | 6% | 7% | 5% | 4% | 3% | 2% | 3% | 2% | 2% |
| MFR - New Construction | 0% | 0% | 1% | 1% | 1% | <1% | 0% | 0% | 0% | 0% | 1% |
| Commerical | 0% | 0% | 0% | 0% | 0% | 0% | 0% | 0% | 0% | 0% | 0% |
| Land Entitlements | 2% | 2% | 2% | 2% | 1% | 0% | 0% | 0% | <1% | 0% | 0% |
| Wholesale | 0% | 0% | 0% | 0% | <1% | 0% | 0% | 0% | 0% | 0% | 0% |

| COLLATERAL GEOGRAPHY | 1Q16 | 2Q16 | 3Q16 | 4Q16 | 1Q17 | 2Q17 | 3Q17 | 4Q17 | 1Q18 | 2Q18 | 3Q18 |
|---|---|---|---|---|---|---|---|---|---|---|---|
| **CALIFORNIA** | | | | | | | | | | | |
| # of Active Loans | 47 | 47 | 49 | 48 | 57 | 55 | 51 | 46 | 47 | 48 | 52 |
| % of Total UPB | 29% | 31% | 31% | 34% | 35% | 34% | 35% | 39% | 43% | 46% | 47% |
| # of Paid Off Loans (QTR) | 12 | 15 | 16 | 17 | 13 | 19 | 17 | 14 | 16 | 22 | 18 |
| % of Paid Off UPB | 34% | 31% | 26% | 30% | 28% | 34% | 29% | 21% | 35% | 42% | 44% |
| **COLORADO** | | | | | | | | | | | |
| # of Active Loans | 14 | 10 | 10 | 7 | 7 | 11 | 9 | 10 | 9 | 12 | 18 |
| % of Total UPB | 12% | 10% | 9% | 7% | 5% | 6% | 5% | 6% | 7% | 7% | 10% |
| # of Paid Off Loans (QTR) | 1 | 6 | 2 | 4 | 3 | 2 | 3 | 3 | 3 | 3 | 1 |
| % of Paid Off UPB | 2% | 12% | 8% | 11% | 16% | 3% | 9% | 6% | 5% | 5% | 3% |
| **CONNECTICUT** | | | | | | | | | | | |
| # of Active Loans | 4 | 3 | 2 | 1 | --- | --- | --- | --- | --- | 2 | 1 |
| % of Total UPB | 1% | 1% | 1% | <1% | --- | --- | --- | --- | --- | <1% | <1% |
| # of Paid Off Loans (QTR) | 1 | --- | 1 | 1 | 1 | --- | --- | --- | --- | --- | 1 |
| % of Paid Off UPB | 1% | --- | 2% | 1% | 1% | --- | --- | --- | --- | --- | <1% |

(7) Multi family residential is defined as consisting of 5 or more residential units. Prior to Q2:2018 multi-family loans included any projects with 2 or more units.

Notes: All values shown are as of period end unless designated as during the quarter "(QTR)". "(UPB)" is the aggregate unpaid principal balance.

| COLLATERAL GEOGRAPHY | 1Q16 | 2Q16 | 3Q16 | 4Q16 | 1Q17 | 2Q17 | 3Q17 | 4Q17 | 1Q18 | 2Q18 | 3Q18 |
|---|---|---|---|---|---|---|---|---|---|---|---|
| **FLORIDA** | | | | | | | | | | | |
| # of Active Loans | 1 | 1 | 1 | 1 | 1 | 2 | 3 | 5 | 3 | 4 | 4 |
| % of Total UPB | <1% | <1% | <1% | <1% | <1% | <1% | 1% | 1% | 1% | 1% | 2% |
| # of Paid Off Loans (QTR) | — | 1 | 1 | 1 | — | 2 | — | 2 | 2 | 2 | 1 |
| % of Paid Off UPB | — | <1% | 1% | <1% | — | 1% | — | 1% | 1% | 1% | <1% |
| **GEORGIA** | | | | | | | | | | | |
| # of Active Loans | — | — | — | — | 2 | 2 | 3 | 1 | 4 | 5 | 1 |
| % of Total UPB | — | — | — | — | <1% | <1% | <1% | <1% | 1% | 1% | <1% |
| # of Paid Off Loans (QTR) | — | — | — | — | — | 2 | — | 3 | — | 1 | 4 |
| % of Paid Off UPB | — | — | — | — | — | 1% | — | 1% | — | <1% | 3% |
| **ILLINOIS** | | | | | | | | | | | |
| # of Active Loans | 98 | 91 | 84 | 71 | 75 | 62 | 52 | 55 | 46 | 41 | 40 |
| % of Total UPB | 18% | 18% | 17% | 17% | 17% | 16% | 12% | 13% | 12% | 11% | 9% |
| # of Paid Off Loans (QTR) | 20 | 30 | 24 | 22 | 17 | 25 | 23 | 14 | 16 | 19 | 7 |
| % of Paid Off UPB | 15% | 15% | 13% | 13% | 12% | 13% | 22% | 10% | 8% | 10% | 6% |
| **INDIANA** | | | | | | | | | | | |
| # of Active Loans | 2 | 2 | 2 | 3 | 1 | 1 | 1 | 3 | 2 | 1 | 1 |
| % of Total UPB | <1% | <1% | <1% | <1% | <1% | <1% | <1% | 1% | <1% | <1% | <1% |
| # of Paid Off Loans (QTR) | — | — | — | — | 2 | 1 | — | — | 1 | 2 | — |
| % of Paid Off UPB | — | — | — | — | 0 | <1% | — | — | 1% | 1% | — |
| **LOUISIANA** | | | | | | | | | | | |
| # of Active Loans (EOQ) | | | | | | | | | | | 1 |
| % of Total UPB | | | | | | | | | | | <1% |
| # of Paid Off Loans (QTR) | | | | | | | | | | | — |
| % of Paid Off UPB | | | | | | | | | | | — |
| **MASSACHUSETTS** | | | | | | | | | | | |
| # of Active Loans | 1 | 1 | — | 2 | 2 | 3 | 3 | 3 | 4 | — | 1 |
| % of Total UPB | <1% | <1% | — | 1% | 1% | 1% | 1% | 1% | 2% | — | <1% |
| # of Paid Off Loans (QTR) | — | — | 1 | — | — | — | — | — | — | 5 | — |
| % of Paid Off UPB | — | — | <1% | — | — | — | — | — | — | 4% | — |
| **NEW JERSEY** | | | | | | | | | | | |
| # of Active Loans | 2 | 3 | 2 | — | 4 | 4 | 3 | 3 | 7 | 7 | 5 |
| % of Total UPB | <1% | 1% | <1% | — | <1% | <1% | <1% | <1% | 1% | 1% | <1% |
| # of Paid Off Loans (QTR) | — | — | 2 | 2 | 1 | 3 | 3 | 1 | 2 | 2 | 2 |
| % of Paid Off UPB | — | — | 1% | 2% | <1% | 1% | 1% | <1% | 1% | 1% | 1% |
| **NORTH CAROLINA** | | | | | | | | | | | |
| # of Active Loans | — | — | — | 1 | 2 | 1 | 1 | 2 | 2 | 3 | 1 |
| % of Total UPB | — | — | — | <1% | <1% | <1% | <1% | <1% | 1% | 1% | <1% |
| # of Paid Off Loans (QTR) | — | — | — | 1 | — | 1 | — | 1 | — | — | 2 |
| % of Paid Off UPB | — | — | — | 1% | — | <1% | — | 1% | — | — | <1% |
| **OKLAHOMA** | | | | | | | | | | | |
| # of Active Loans | 1 | — | — | — | — | 1 | 1 | 1 | — | — | — |
| % of Total UPB | <1% | — | — | — | — | <1% | <1% | <1% | — | — | — |
| # of Paid Off Loans (QTR) | — | 1 | — | — | — | — | — | — | 1 | — | — |
| % of Paid Off UPB | — | <1% | — | — | — | — | — | — | 1% | — | — |
| **OREGON** | | | | | | | | | | | |
| # of Active Loans | 87 | 72 | 84 | 70 | 69 | 68 | 77 | 59 | 51 | 50 | 47 |
| % of Total UPB | 29% | 30% | 32% | 29% | 30% | 29% | 32% | 24% | 22% | 20% | 18% |
| # of Paid Off Loans (QTR) | 14 | 32 | 22 | 29 | 24 | 30 | 14 | 32 | 27 | 24 | 17 |
| % of Paid Off UPB | 28% | 29% | 31% | 34% | 29% | 35% | 24% | 47% | 32% | 26% | 27% |

Notes: All values shown are as of period end unless designated as during the quarter "(QTR)". "(UPB)" is the aggregate unpaid principal balance.

| COLLATERAL GEOGRAPHY | 1Q16 | 2Q16 | 3Q16 | 4Q16 | 1Q17 | 2Q17 | 3Q17 | 4Q17 | 1Q18 | 2Q18 | 3Q18 |
|---|---|---|---|---|---|---|---|---|---|---|---|
| **PENNSYLVANIA** | | | | | | | | | | | |
| # of Active Loans | 4 | 5 | 4 | 8 | 7 | 6 | 5 | 6 | 4 | 2 | 1 |
| % of Total UPB | 1% | <1% | 1% | 1% | 1% | 1% | 1% | 1% | <1% | <1% | <1% |
| # of Paid Off Loans (QTR) | --- | 2 | 3 | 1 | 1 | 2 | 1 | 2 | 3 | 2 | 1 |
| % of Paid Off UPB | --- | 1% | 2% | 1% | 1% | 1% | 1% | 1% | 1% | 1% | <1% |
| **SOUTH CAROLINA** | | | | | | | | | | | |
| # of Active Loans | --- | --- | --- | 1 | --- | 2 | 5 | 4 | 4 | 5 | 6 |
| % of Total UPB | --- | --- | --- | <1% | --- | <1% | 1% | <1% | <1% | 1% | 1% |
| # of Paid Off Loans (QTR) | --- | --- | --- | --- | 2 | --- | --- | 2 | 1 | --- | --- |
| % of Paid Off UPB | --- | --- | --- | --- | <1% | --- | --- | 1% | <1% | --- | --- |
| **TENNESSEE** | | | | | | | | | | | |
| # of Active Loans | --- | --- | --- | --- | --- | --- | --- | 1 | 2 | 2 | 2 |
| % of Total UPB | --- | --- | --- | --- | --- | --- | --- | <1% | <1% | <1% | <1% |
| # of Paid Off Loans (QTR) | --- | --- | --- | --- | --- | --- | --- | --- | --- | --- | 1 |
| % of Paid Off UPB | --- | --- | --- | --- | --- | --- | --- | --- | --- | --- | <1% |
| **TEXAS** | | | | | | | | | | | |
| # of Active Loans | 3 | 2 | --- | 2 | 1 | 3 | 5 | 6 | 7 | 10 | 11 |
| % of Total UPB | 1% | <1% | --- | 1% | <1% | 1% | 1% | 2% | 2% | 3% | 3% |
| # of Paid Off Loans (QTR) | --- | 2 | 2 | --- | 1 | 1 | --- | 3 | 2 | 1 | 2 |
| % of Paid Off UPB | --- | 1% | 1% | --- | 0 | 1% | --- | 2% | 2% | 1% | 2% |
| **VIRGINA** | | | | | | | | | | | |
| # of Active Loans | --- | --- | --- | --- | --- | --- | 3 | 3 | 3 | 2 | 1 |
| % of Total UPB | --- | --- | --- | --- | --- | --- | <1% | 1% | <1% | 1% | <1% |
| # of Paid Off Loans (QTR) | --- | --- | --- | --- | --- | --- | --- | --- | --- | 1 | 1 |
| % of Paid Off UPB | --- | --- | --- | --- | --- | --- | --- | --- | --- | 1% | 1% |
| **WASHINGTON** | | | | | | | | | | | |
| # of Active Loans | 34 | 34 | 30 | 29 | 26 | 28 | 25 | 24 | 20 | 25 | 29 |
| % of Total UPB | 8% | 9% | 9% | 10% | 10% | 10% | 9% | 9% | 6% | 6% | 7% |
| # of Paid Off Loans (QTR) | 14 | 11 | 15 | 9 | 13 | 12 | 13 | 9 | 12 | 11 | 9 |
| % of Paid Off UPB | 19% | 9% | 13% | 7% | 10% | 10% | 14% | 8% | 12% | 7% | 10% |

Notes: All values shown are as of period end unless designated as during the quarter "(QTR)". "(UPB)" is the aggregate unpaid principal balance.